Exhibit 10.7

EXECUTION VERSION

CONFORMED COPY

As amended by Amendment No. 1

Dated March 4, 2015

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of

May 16, 2014

among

ETSY, INC.,

as Borrower,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

GOLDMAN SACHS BANK USA

and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA

and

JPMorgan Chase Bank, N.A.,

as Syndication Agents

i

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Revolving Note
Exhibit D-2	Form of Swing Line Note
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Funding Notice
Exhibit H	Form of Issuance Notice
Exhibit I	Form of Intercompany Note
Exhibit J	Form of Joinder Agreement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Application
Exhibit M	Form of Tax Forms

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of May 16, 2014, among ETSY, INC., as the Borrower, the GUARANTORS from time to time party hereto, the LENDERS from time to time party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), has requested the Lenders to make Loans to the Borrower on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date.

The proceeds of borrowings hereunder are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Additional Secured Obligations” means (i) all obligations arising under Hedging Transactions and (ii) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” as defined in Section 2.16(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and Collateral Agent or any of their respective successors or assigns.

“Agreed L/C Cash Collateral Amount” means the Dollar Equivalent of 105% of the total outstanding Letter of Credit Usage.

“Aggregate Total Exposure” means, as at any date of determination, the sum of the Dollar Equivalent of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans and (iii) the Letter of Credit Usage.

“Agreement” means this Revolving Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for an Interest Period of 1 month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amendment No. 1” means Amendment No. 1 to this Agreement and the Security Agreement, dated as of March 4, 2015.

“Amendment No. 1 Effective Date” means March 4, 2015, the date of effectiveness of Amendment No. 1.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates, in effect, from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Applicable Rate

Pricing Level	Total Leverage Ratio	Commitment Fee Rate	LIBO Rate Margin	Base Rate Margin
1	> 1.50 to 1.00	0.25%	1.25%	0.25%
2	< 1.50 to 1.00	0.125%	1.00%	0%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Effective Date through the date immediately preceding the first Business Day following delivery of the Compliance Certificate for the first full Fiscal Quarter of the Borrower following the Effective Date shall be determined based upon Pricing Level 1.

“Application” means the Application and Agreement for Irrevocable Standby Letter of Credit in the form attached hereto as Exhibit L.

“Approved Fund” has the meaning set forth in Section 11.04.

“Arrangers” means Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint bookrunners, and any successors thereto.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback or license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including with respect to the Borrower, the Equity Interests of any of the Borrower’s Restricted Subsidiaries (but, for the avoidance of doubt, not including Equity Interests of Borrower), other than (i) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business (for the avoidance of doubt, including any arrangements established in connection with transfer pricing arrangements cost plus arrangements or cost-sharing arrangements), (ii) obsolete, surplus or worn-out property, (iii) sales of Cash Equivalents for the fair market value thereof, (iv) dispositions of property (including the sale of any Equity Interest owned by such Person) from (A) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor or to any Obligor or (B) any Obligor to any other Obligor; (v) dispositions of property in connection with casualty or condemnation events; (vi) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (vii) dispositions of the Equity Interests in any Unrestricted Subsidiary so long as the consideration received for such Equity Interests shall be in an amount at least equal to the Fair Market Value thereof, (viii) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (ix) any abandonment, failure to maintain, non-renewal or other disposition of any intellectual property (or rights relating thereto) that the Borrower or any of its Restricted Subsidiaries determines in good faith is desirable in the conduct of its business, (x) any sale of property or series of related sales of property where the total consideration received by the Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at the fair market value thereof in the case of other non-cash proceeds) does not exceed $500,000 for any single sale or series of related sales and (xi) the granting of any Lien permitted by Section 6.02 (to the extent constituting a transfer or other disposition of property) or any disposition permitted by Section 6.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, as of any time of determination, an amount equal to (a) the aggregate amount of Revolving Commitments in effect at such time minus (b) the Aggregate Total Exposure at such time.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or institutes, applies for or consents to any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” means a Loan that bears interest at the Alternate Base Rate.

“Base Rate Margin” means for any day, the amount in the applicable column under (and determined for such day in accordance with) the definition of “Applicable Rate”.

“Beneficiary” means each Agent, Lender and Issuing Bank and each other Secured Party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower.

“Borrower” means Etsy, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means:

(a) United States dollars;

(b) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(c) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or higher by Moody’s;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition;

(f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-1 by Moody’s; and

(g) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (f) above.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) prior to an IPO, the failure by the holders of the Borrower’s Equity Interests as of the date hereof to own, beneficially and of record, Equity Interests in the Borrower representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the holders of the Borrower’s Equity Interests as of the date hereof, of Equity Interests in the Borrower representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (c) persons who were (i) directors of the Borrower on the date hereof, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors that were directors of the Borrower on the date hereof (or, in the case of such Person, directors of such Person on the date of an IPO) or directors nominated as provided in the preceding clause (ii), in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Borrower (other than any such solicitation made by the board of directors of the Borrower), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of, or compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.17(b), any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with, any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Security Agreement, in the form attached hereto as Exhibit K, and all other instruments, documents and agreements delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest and Lien on the Collateral.

“Commitment Fee Rate” means for any day, the amount in the applicable column under (and determined for such day in accordance with) the definition of “Applicable Rate”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash stock option and other equity-based compensation expenses and (g) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any Restricted Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period); provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from

Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) income tax benefit, (b) interest income, (c) any extraordinary income or gains determined in accordance with GAAP and (d) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment”, “development of internal use software” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash (Unrestricted cash and restricted cash) and Permitted Investments.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Net Debt” means, at any time, Consolidated Total Debt minus the aggregate amount of Unrestricted cash held by the Borrower and its Restricted Subsidiaries, each determined at such time.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary of the Borrower to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” of the Borrower and its Restricted Subsidiaries, on any date, means all Indebtedness of the Borrower and its Restricted Subsidiaries on such date, as would be required to appear as a liability on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries, prepared as of such date in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Restricted Subsidiaries over Consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Acquisition and the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Acquisition during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital acquired in such Acquisition as at the time of such Acquisition and the Consolidated Working Capital from such Acquisition at the end of such period and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital gained in such designation as at the time of such designation and the Consolidated Working Capital from such designation at the end of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Date” means the date of a Credit Extension.

“Credit Event” means each Borrowing, Credit Extension, New Commitment or extension of a Letter of Credit.

“Credit Extension” means the making of a Loan, the issuing of a Letter of Credit or a Letter of Credit Disbursement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.21.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund within two Business Days any portion of its participation in Letters of Credit or Swing Line Loans or (iii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, any Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations and participation in the outstanding Letters of Credit and Swing Line Loans hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designation Notice” has the meaning set forth in Article 10.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disclosure Letter” means the disclosure letter, dated as of the Amendment No. 1 Effective Date, as amended or supplemented from time to time by Borrower with the written consent of the Administrative Agent (or as supplemented by the Borrower pursuant to the terms of this Agreement), delivered by the Borrower to Administrative Agent for the benefit of the Administrative Agent and Lenders.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 181 days after the Revolving Commitment Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to this definition, in each case at any time on or prior to 181 days after the Revolving Commitment Termination Date or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 181st day after the Revolving Commitment Termination Date shall not constitute Disqualified Equity Interests.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Assignee” as defined in Section 2.23.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash until any such conversion or exchange.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Guarantor or a Restricted Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Borrowing” means a Borrowing made at the Adjusted LIBO Rate.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “LIBO Rate”.

“Event of Default” has the meaning set forth in Article 9.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (iii) the Consolidated Working Capital Adjustment (if positive), minus

(b) the sum, without duplication, of (i) the amounts for such period paid from internally generated cash of (x) repayments of Indebtedness for borrowed money (excluding repayments of the Loans except to the extent the Commitments are permanently reduced in connection with such repayments) and repayments of Capital Lease Obligations (excluding any interest expense portion thereof), (y) Consolidated Capital Expenditures and (z) Acquisitions, plus (ii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), plus (iii) the absolute amount of the Consolidated Working Capital Adjustment (if negative).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any and all guarantees of such Guarantor’s Swap Obligations by other Obligors) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FEMA” means the Federal Emergency Management Agency.

“Financial Officer” means a director, the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Sunday closest to December 31 of each calendar year.

“Flood Hazard Property” as defined in Section 5.10.

“Flood Insurance” as defined in Section 5.10

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that owns no material assets other than the equity interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code and/or one or more FSHCOs.

“Funding Notice” means a notice substantially in the form of Exhibit G.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guaranteed Obligations” as defined in Article 8.

“Guarantor” means (a) those Subsidiaries listed on Schedule 5.11 and party hereto and any future Domestic Subsidiary of the Borrower that has delivered a joinder agreement pursuant to Section 5.11 hereof and (b) with respect to (i) obligations with respect to Secured Agreements owing by any Obligor (other than the Borrower) and (ii) payment and performance by each Specified Obligor of its obligations under the Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” has the meaning set forth in Article 8.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted) and (b) any currency exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks.

“Increased Amount Date” as defined in Section 2.23.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Intellectual Property Rights” has the meaning set forth in Section 3.05(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.15.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrower may elect; provided that there shall be no more than 15 one month Interest Periods permitted in any given calendar year; provided further, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the securities or other equity interests of any other Person, (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.12, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that would otherwise constitute an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IPO” means a bona fide underwritten sale to the public of common stock of the Borrower on an internationally recognized securities exchange.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit H.

“Issuing Bank” means Morgan Stanley Bank, N.A., as Issuing Bank hereunder, and any other Lender (or affiliate thereof) that shall agree in writing, at the request of the Borrower and with the consent of the Administrative Agent, to become an “Issuing Bank”, in each case together with its permitted successors and assigns in such capacity.

“Joinder Agreement” as defined in Section 5.11.

“Joint Venture” means a joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to a transaction contemplated by Section 2.23, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement in such form as may be approved from time to time by the Issuing Bank. Letters of Credit shall be issued in Dollars.

“Letter of Credit Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Sublimit” means the lesser of (i) $10,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“LIBO Rate” means:

(a) with respect to any Eurodollar Borrowings for any Interest Period, the rate appearing on Bloomberg screen LIBOR01 (or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately

11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that in the event such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; and

(b) For any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBO Rate described in paragraph (a) above, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent that any such rate is below zero, the LIBO Rate described in paragraph (a) above will be deemed to be zero; provided, further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBO Rate Margin” means for any day, the amount in the applicable column under (and determined for such day in accordance with) the definition of “Applicable Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, the term “Lien” shall not include any license of intellectual property entered into in the ordinary course of business.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, the Collateral Documents, and any documents or certificates executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit.

“Loans” means the loans (including any Base Rate Loan or Eurodollar Rate Loan) made by the Lenders to the Borrower pursuant to this Agreement including any Swing Line Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to make payments of principal and interest on the Loans, or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower or any Restricted Subsidiary in a principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $1,000,000.

“Maturity Date” means May 16, 2019 (and if such date is not a Business Day, then the preceding Business Day).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust or other similar instrument reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” means any Material Real Estate Asset acquired by the Borrower or any Obligor after the Effective Date or any Real Estate Asset that becomes a Material Real Estate Asset (whether by renovation to, addition to or otherwise).

“Multiemployer Plan” any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower, a Guarantor, a Restricted Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, a Guarantor, a Restricted Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Asset Sale Cash Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes estimated to be payable by the seller as a result of any gain recognized in connection with such Asset Sale and (b) payment of the outstanding principal amount of, premium or penalty on, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

“New Revolving Loan Commitments” as defined in Section 2.23.

“New Revolving Loan” as defined in Section 2.23.

“New Revolving Loan Lender” as defined in Section 2.23.

“NFIP” as defined in Section 5.10.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.02 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Restricted Subsidiaries or Guarantors primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries or Guarantors residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Plan Event” means with respect to any Non-U.S. Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Non-U.S. Plan or to appoint a trustee or similar official to administer any such Non-U.S. Plan, or alleging the insolvency of any such Non-U.S. Plan, (d) the incurrence of any liability by the Borrower , Guarantor or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Non-U.S. Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower, Guarantor or any of the Restricted Subsidiaries, or the imposition on the Borrower, the Guarantor or any of the Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Note” has the meaning set forth in Section 2.05.

“Notice” means a Funding Notice, Issuance Notice or Interest Election Request.

“Obligations” means all amounts owing by any Obligor to the Agents (including former Agents), Arrangers, the Issuing Bank, any Lender or the Other Secured Counterparties pursuant to the terms of (i) this Agreement or any other Loan Document or (ii) any Secured Agreement, in each case whether for principal, interest (including, in each case, all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding), reimbursement of amounts drawn on Letters of Credit, payments for early termination of Hedging Transactions, fees, expenses, indemnification, overdrafts and related liabilities under any treasury or cash management services, clearing, corporate credit card or related services, or otherwise. For the avoidance of doubt, all “Additional Secured Obligations” are “Obligations.”

“Obligors” means, collectively, the Borrower and the Guarantors.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Secured Counterparties” means each Lender or Affiliate of a Lender in its capacity as a counterparty to a Secured Agreement (regardless of whether such Lender subsequently ceases to be a Lender for any reason).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Participant” has the meaning set forth in Section 11.04.

“Participant Register” has the meaning set forth in Section 11.04.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Guarantor, a Restricted Subsidiary or any ERISA Affiliate or to which the Borrower, a Guarantor, a Resticted Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Guarantor, a Restricted Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Perfection Certificate” has the meaning assigned to that term in the Security Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(f) judgment liens and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article 9;

(g) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(h) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (including Capital Lease Obligations subject to Section 6.01(c)), license or sublicense or concession agreement, in each case to the extent permitted by this Agreement.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of

America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA maintained for employees of the Borrower, Guarantor, Restricted Subsidiary or any of their respective ERISA Affiliates.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” or successor section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the “Prime Lending Rate”, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the “Prime Lending Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”.

“Principal Office” for each of the Administrative Agent, Swing Line Lender and Issuing Bank, means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Pro Forma Basis” means, with respect to any determination of the Total Leverage Ratio, (i) that such determination of Consolidated Adjusted EBITDA is made for the relevant Test Period, but that (x) all material acquisitions or dispositions, mergers, amalgamations, consolidations and discontinuance of operations during such Test Period or subsequent thereto and on or prior to the date of determination or with the proceeds of or in connection with the incurrence of Indebtedness for which the Total Leverage Ratio is being determined (each, a “Pro Forma Event”) shall be deemed for this purpose to have occurred on the first day of such Test

Period, and (y) if since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have undertaken any Pro Forma Event that would have required adjustment pursuant to clause (x) above if taken by a Restricted Subsidiary, then such ratio or amount shall be calculated giving pro forma effect thereto for such Test Period as if such Pro Forma Event had occurred at the beginning of such Test Period and (ii) that such determination of Consolidated Net Debt is determined after giving effect to the incurrence of the Indebtedness (and all simultaneous incurrences of Indebtedness) for which such ratio is being tested, and the application of proceeds thereof.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders and (ii) with respect to all payments, computations and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) the Revolving Exposure of that Lender, by (B) the aggregate Revolving Exposure of all Lenders.

“Qualified Equity Interest” of any person shall mean any Equity Interests of such person that are not Disqualified Equity Interest.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Borrower or any Obligor in any real property.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refunded Swing Line Loans” as defined in Section 2.02(b)(iv).

“Register” has the meaning set forth in Section 2.05(b).

“Reimbursement Date” as defined in Section 2.03(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders both (i) having more than 50% of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Loans at such time and (ii) representing no less than three Lenders in number; provided, however that if any two Lenders have or hold at least 66.67% of the Revolving Commitments or aggregate outstanding principal amount (as applicable), then “Required Lenders” shall mean at least two Lenders having or holding at least 66.67% of the Revolving Commitments or aggregate outstanding principal amount (as applicable). The Revolving Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means any of the President, Chief Executive Officer, Senior Vice President, Treasurer, director, General Counsel and Chief Financial Officer of the applicable Obligor, or any person designated by any such Obligor in writing to the Administrative Agent from time to time, acting singly.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property other than Qualified Equity Interests of such Person) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property other than Qualified Equity Interests of such Person), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11 or Section 2.12, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.18 or Section 11.04. The amount of each Lender’s Commitment as of the Amendment No. 1 Effective Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Revolving Commitments as of the Amendment No. 1 Effective Date is $50,000,000.

“Revolving Commitment Period” means the period from the Effective Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12 or 2.13, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 9.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.01(a) and/or a New Revolving Loan.

“Revolving Loan Note” means a promissory note in the form of Exhibit D-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard and Poor’s, a Division of the McGraw Hill Financial, Inc.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Agreements” means, to the extent designated as such by the Borrower in writing to the Agent from time to time in accordance with Article 10, (a) all agreements and other documents relating to any treasury or cash management services, clearing, corporate credit card and related services provided to the Borrower or any of its Subsidiaries and entered into by the Borrower or any of its Subsidiaries with any Lender or any of its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason), (b) all agreements governing Hedging Transactions entered into with the Borrower or any of its Subsidiaries by any Lender or any of its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason) and (c) each agreement or instrument delivered by any Obligor or Subsidiary of the Borrower pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof.

“Secured Parties” means the Agents, the Issuing Bank, any Lender, any Indemnitee or any Other Secured Counterparty (or any of their respective successors or assigns).

“Security Agreement” means the Pledge and Security Agreement to be executed between Etsy, Inc. and the Collateral Agent (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Security Supplement” has the meaning assigned to that term in the Security Agreement.

“Series” means a series of Loans.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E.

“Solvent” means, with respect to the Obligors on a particular date, that on such date (a) the fair value of the present assets of the Obligors, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Obligors, taken as a whole, (b) the present fair saleable value of the assets of the Obligors, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Obligors, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Loan Party” means any Obligor that is not an “eligible contract participant” under the Commodity Exchange Act.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or

(b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

“Swing Line Lender” means Morgan Stanley Senior Funding, Inc., in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to the Borrower pursuant to Section 2.02. Swing Line Loans may only be made in Dollars.

“Swing Line Note” means a promissory note in the form of Exhibit D-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $15,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agents” means Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

A “Test Period” in effect at any time means the period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each Fiscal Quarter or Fiscal Year were required to be delivered pursuant to Section 5.01.

“Title Insurance Company” as defined in Section 5.10.

“Title Policy” as defined in Section 5.10.

“Total Exposure” means, for any Lender at any time, the sum of the Dollar Equivalent of (i) the aggregate principal amount of all outstanding Revolving Loans of such Lender plus (ii) such Lender’s Applicable Percentage of(x) the aggregate principal amount of all outstanding Swing Line Loans and (y) the Letter of Credit Usage.

“Total Leverage Ratio” means, at any date, the ration of (i) Consolidated Net Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.

“Transactions” means the execution, delivery and performance by the Obligors of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unreimbursed Amount” as defined in Section 2.03.

“Unrestricted” means, when referring to cash or Permitted Investments, that such cash or Permitted Investments (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens granted to secure the Obligations), (b) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties and (c) are otherwise generally available for use by the Borrower or any other Obligor.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.12.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means any Obligor and the Administrative Agent.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) (i) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (ii) all references herein to Schedules shall be construed to refer to Schedules to the Disclosure Letter, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.01. Revolving Loans. (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Borrower in Dollars from time to time, in an aggregate amount such that, after giving effect thereto, the Total Exposure of such Lender does not exceed such Lender’s Revolving Commitment; provided, that after giving effect to the making of any

Revolving Loans in no event shall the Aggregate Total Exposure exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.03(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Subject to Section 2.24, whenever the Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least four Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan and at least two Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a Borrowing in accordance therewith. Notwithstanding the foregoing, the Administrative Agent may agree to shorter time periods with respect to the Funding Notice to be delivered on the Effective Date.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such Notice by 10:00 a.m. (New York City time)) not later than 11:00 a.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice from the Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02. Swing Line Loans.

(a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender agrees to make Swing Line Loans to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Aggregate Total Exposure exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.02 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 2.24, whenever the Borrower desires that Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

(iii) Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from Swing Line Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (a) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to

Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (b) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and Swing Line Lender (up to the amount available in such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.04.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.02(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Days’ notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Alternate Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (c) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Obligor or any other Person for any reason whatsoever; (ii) the occurrence or continuation of a Default or Event of Default; (iii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any

Obligor; (iv) any breach of this Agreement or any other Loan Document by any party thereto; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (d) Swing Line Lender shall not be obligated to make any Swing Line Loans (i) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (ii) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (iii) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c) Resignation and Removal of Swing Line Lender. Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to the Administrative Agent, Lenders and the Borrower. Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender. At the time any such replacement or resignation shall become effective, (2) the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (3) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (4) the Borrower shall issue, if so requested by the successor Swing Line Loan Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require

Section 2.03. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit) for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Aggregate Total Exposure exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (A) the fifth Business Day prior to the

Maturity Date and (B) the date which is twelve months from the original date of issuance of such Letter of Credit. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, if any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b) Notice of Issuance. Subject to Section 2.24, whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to each of the Administrative Agent and Issuing Bank an Issuance Notice and Application no later than 12:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance or such shorter period as may be agreed to by the Issuing Bank in any particular instance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the Issuing Bank to enable the Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the USA Patriot Act or as otherwise customarily requested by the Issuing Bank. Upon satisfaction or waiver of the conditions set forth in Section 4.02, the Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.03(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit that appear on their face to be in accordance with the terms and conditions of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary. As between the Borrower and Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.03(c), the Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing. If the Company fails to timely reimburse the Issuing Bank on the Reimbursement Date, the Administrative Agent shall promptly notify each Lender of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.03(d) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and Issuing Bank prior to 1:00 p.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars or Dollar Equivalents equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.03(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.03(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.03(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to the Administrative Agent, for the account of Issuing Bank, an amount equal to its respective participation, in Dollars and in same day funds, no later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which the Principal Office of the Administrative Agent is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.03(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate. Nothing in this Section 2.03(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.03 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.03(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.03(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.03(d) and the obligations of Lenders under Section 2.03(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any Restricted Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 11.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest), allocated costs of internal counsel and one local counsel in each relevant jurisdiction), which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (ii) the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (A) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (iii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to the Administrative Agent, Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Agreed L/C Cash Collateral Amount plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 9.01(h) or Section 9.01(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within ten Business Days after all Events of Default have been cured or waived.

(j) Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall apply.

Section 2.04. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Alternate Base Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Credit Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor and the Administrative Agent has already made such corresponding amount available to the Borrower, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Type of Loans. Nothing in this Section 2.04(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.05. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of, and principal amount of and interest on the Loans owing to, and drawings under Letters of Credit owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its Affiliates) shall be limited to the entries with respect to such Lender including the Revolving Commitment of, or principal amount of and stated interested on the Loans owing to such Lender. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 11.04, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.05, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees” entitled to the benefits of Section 11.03.

(c) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Effective Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.04) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after the Borrower’s receipt of such notice) a note or notes in substantially the form of Exhibit D to evidence such Lender’s Revolving Loan, New Revolving Loan or Swing Line Loan, as the case may be (each, a “Note”).

Section 2.06. Interest on Loans.

(a) Except as otherwise set forth herein, each Type of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) In the case of Revolving Loans:

(A) if a Base Rate Loan, at the Alternate Base Rate plus the Base Rate Margin; or

(B) if a Eurodollar Rate Loan, at the LIBO Rate plus the LIBO Rate Margin;

(ii) in the case of Swing Line Loans, at the Alternate Base Rate plus the Base Rate Margin; and

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest

Period with respect to any Eurodollar Rate Loan shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Interest Election Request, as the case may be.

(c) In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Interest Election Request, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Interest Election Request, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Borrower and each Lender

(d) Interest payable pursuant to Section 2.06(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) The Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans or Eurodollar Rate Loans (as applicable).

(g) Interest payable pursuant to Section 2.06(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.06(f), Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.03(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.07. [Reserved].

Section 2.08. Default Interest. Upon the occurrence and during the continuance of an Event of Default, or any Default relating to payment, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.09. Fees.

(a) The Borrower agrees to pay to Lenders (other than Defaulting Lenders) having Revolving Exposure:

(i) unused commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, multiplied by (B) the Commitment Fee Rate (calculated on an actual/360-day basis); and

(ii) a Letter of Credit participation fee equal to the Commitment Fee Rate, multiplied by the aggregate undrawn amount of the Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination), calculated on an actual/360-day basis.

All fees referred to in this Section 2.09(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) The Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, multiplied by the face amount of such Letters of Credit issued during such year without regard to whether any such Letter of Credit remains outstanding; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.09(a) and Section 2.09(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed (including the first day but excluding the last day) and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Effective Date, and on the Revolving Commitment Termination Date.

(d) The Borrower agrees to pay on the Effective Date an upfront fee to the Administrative Agent for the account of each Lender in amounts separately agreed in writing by the Borrower.

(e) In addition to any of the foregoing fees, the Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.10. Prepayment of Loans. Except as otherwise provided herein, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.11), subject to prior notice as provided for herein.

Section 2.11. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(A) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount;

(B) with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(C) with respect to Swing Line Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans;

(B) upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans; and

(C) upon written or notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to the Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent will promptly transmit such original notice by telefacsimile to each Lender or Swing Line Lender, as the case may be). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, if a notice of prepayment is given in connection with a conditional notice of termination, such notice may be revoked, subject to Section 2.16(c). Any such voluntary prepayment shall be applied as specified in Section 2.13(a).

(b) Voluntary Commitment Reductions.

(i) The Borrower may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which original written notice the Administrative Agent will promptly transmit by telefacsimile to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Aggregate Total Exposure at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, however, if a notice of commitment reduction is given in connection with a conditional transaction or financing, such notice may be revoked, subject to Section 2.16(c).

(iii) If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

Section 2.12. Mandatory Prepayments/Commitment Reductions.

(a) The Revolving Commitments shall be terminated in the amount of any Net Asset Sale Cash Proceeds from any Asset Sale, and no later than the fifth Business Day following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Asset Sale Cash Proceeds from any Asset Sale, the Borrower shall apply all such Net Asset Sale Cash Proceeds as set forth in Section 2.13(a); provided that, if the Borrower provides written notice to the Administrative Agent within three Business Days of its receipt of any such Net Asset Sale Cash Proceeds of its intention to undertake such an investment, then so long as no Default shall have occurred and be continuing, the Borrower shall have the option, directly or indirectly or through one or more of its Restricted Subsidiaries, to invest such Net Asset Sale Cash Proceeds within 12 months of receipt thereof in long term productive assets of the general type used in the business of the Borrower and its Restricted Subsidiaries.

(b) If at any time, the Aggregate Total Exposure exceeds the aggregate Revolving Commitments then in effect, the Borrower shall forthwith prepay first, the Swing Line Loans, and second, the Revolving Loans, and third Cash Collateralize the outstanding amount of Letter of Credit Usage at the Agreed L/C Cash Collateral Amount, to the extent necessary so that the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect (or, in the case of Letter of Credit Usage, such amounts are fully Cash Collateralized in compliance with the Agreed Cash Collateral Amount).

Section 2.13. Application of Prepayments/Reductions.

(a) Any prepayment of any Loan pursuant to Section 2.11 or Section 2.12 shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Base Rate Loans to the full extent thereof; and

third, to repay outstanding Eurodollar Rate Loans to the full extent thereof, as the Administrative Agent may determine.

(b) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Type of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16(c).

Section 2.14. General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars then owed in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 9:00 a.m. (New York City time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest and any other related amounts owed, including pursuant to Section 2.16(c), on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Interest Election Request is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.15. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the Funding Notice and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Funding Notice. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Funding Notice would be required under Section 2.01(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.01(b):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.16. Making or Maintaining Eurodollar Rate Loans

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBO Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Interest Election Request given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower or, at the Borrower’s request, made as a Base Rate Loan.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail, telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, then (i) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or an Interest Election Request, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (iii) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or an Interest Election Request, the Borrower shall have the option, subject to the provisions of Section 2.16(c), to rescind such Funding Notice or Interest Election Request as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in an Interest Election Request or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans (including in connection with the replacement of a Lender pursuant to Section 2.20) occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

Section 2.17. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Indemnified Taxes and Excluded Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Rate Loan (or, in the case of a Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments hereunder or the Loans made by, or participations in Letters of Credit held by, such Lender to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18. Taxes.

(a) For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefore, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, and such shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.18, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(A), (ii)(B), (ii)(D) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E, if applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment No. 1 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) each of the Loans and the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.19. Pro Rata Treatment; Sharing of Set-offs.

(a) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(b) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.23(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16 or Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, Section 2.17 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.17, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21. [Reserved].

Section 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c) if any Swing Line Exposure or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) the sum of any non-Defaulting Lender’s Revolving Exposure plus its Pro Rata Share of such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed such non-Defaulting Lender’s Revolving Commitment and (z) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(i) for so long as such Letter of Credit Usage is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (i) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;

(iv) if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(a)(i) and Section 2.09(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (i) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swing Line Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Line Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.23. Incremental Facilities.

(a) The Borrower may by written notice to the Administrative Agent elect to request prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) by an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments shall be effective, and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom the Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations. The Borrower shall first seek New Revolving Loan Commitments from the then existing Lenders (each of whom shall be entitled to agree or decline to participate in its sole discretion) and, thereafter, from additional banks and financial institutions and other institutional lenders, reasonably acceptable to the Administrative Agent, who will become Lenders in connection there with. Such New Revolving Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) both before and after giving effect to such New Revolving Loan Commitments, as applicable, each of the conditions set forth in Section 4.02 (with the exception of Section 4.02(a)) shall be satisfied, including, for the avoidance of doubt, the making of the representations and warranties contained in Section 3.04(b) and compliance with the financial covenant contained in Article 7 hereof; and (2) any New Revolving Loans shall be on the terms set forth in (including, for the avoidance of doubt, with respect to maturity date and pricing) and pursuant to the Loan Documents, with such additional amendments thereto as may be necessary or appropriate in the judgment of the Administrative Agent to effect such New Revolving Loan Commitments. Each joinder agreement with a New Revolving Loan Lender not previously a Lender shall be subject to the consent (not to be unreasonably withheld or related) of the Issuing Bank and the Swing Line Lender.

(b) On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Revolving Exposure shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (ii) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto. For the avoidance of doubt, any costs associated with the foregoing and referred to in Section 2.16 shall be payable by the Borrower.

(c) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (x) the New Revolving Loan Commitments and the New Revolving Loan Lenders and (y) in the case of each notice to any Lender with Revolving Exposure, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

Section 2.24. Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) except as could not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any of its Subsidiaries, (d) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change.

(b) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended 2012 and 2011, reported on by PricewaterhouseCoopers and (ii) as of and for the fiscal year ended December 31, 2013 and the fiscal quarter ended March 31, 2014, certified by a Financial Officer. As of the Amendment No. 1 Effective Date, other than as set forth on Schedule 3.04, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since March 31, 2014, no event, development or circumstance exists or has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in or rights to use, all its real and tangible personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Such properties and assets are free and clear of Liens (other than Liens permitted by Section 6.02).

(a) Each of the Borrower and its Subsidiaries owns or is licensed to use or otherwise has the rights to use, all trademarks, tradenames, copyrights, patents, software, internet domain names, trade secrets, know-how and other intellectual property, including any registrations and applications for registration of, and all goodwill associated with, the foregoing (“Intellectual Property Rights”), reasonably necessary to the conduct of their respective businesses as currently conducted, and to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except to the extent such failure to own or be licensed or otherwise have the rights to use any such Intellectual Property Rights, or any such infringements, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Amendment No. 1 Effective Date, Schedule 5.10 contains a true, accurate and complete list of all Material Real Estate Assets.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, affecting the Borrower or threatened against the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Section 3.07. No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case or in the aggregate, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 3.08. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09. Investment Company Status. None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10. Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Subsidiaries and (ii) such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby.

Section 3.11. Disclosure. All written information or oral information provided in formal presentations or in any meeting or conference call with Lenders (other than any projected financial information and other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any Loan

Document (as modified or supplemented by other information so furnished and when taken as a whole) when furnished, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information or other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

Section 3.12. Subsidiaries. Schedule 3.12 sets forth as of the Amendment No. 1 Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.

Section 3.13. ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No Non-U.S. Plan Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) None of the Borrower, Guarantor, any Restricted Subsidiary or any ERISA Affiliate (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or has within the past six years sponsored, maintained, administered or contributed to (or had any obligatino to contribute to) or otherwise have any liability or reasonable expectation of liability with respect to any Pension Plan.

(c) None of the Borrower, Guarantor, any Restricted Subsidiary or any ERISA Affiliate (nor any predecessor of any such entity) is making or accruing an obligation to make contributions, or has in the past six years made or accrued an obligation to make contributions to any Multiemployer Plan.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. None of the Borrower, Guarantor nor any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, except as would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities to the extent assets equivalent to such liabilities are required to be maintained by applicable law.

Section 3.14. Solvency. As of the Amendment No. 1 Effective Date, the Borrower and its Subsidiaries on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and other Obligations being incurred in connection herewith will be, Solvent.

Section 3.15. OFAC. The Borrower, its Subsidiaries and their respective officers, directors and employees and to the knowledge of the Borrower, their respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) any agent or affiliate of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.

Section 3.16. Anti-Corruption Laws. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for any payments to any officer or employee of a government or government-controlled entity, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other Anti-Corruption Laws.

Section 3.17. USA Patriot Act. To the extent applicable, each Obligor is in compliance, in all material respects, with the USA Patriot Act.

Section 3.18. [Reserved.]

Section 3.19. Federal Reserve Regulations. None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

Section 3.20. Security Documents.

(a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Security Agreement) is delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), the Lien created under the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Obligors in such Pledged Collateral to the extent security interests in such Pledged collateral can be perfected by such delivery, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral to the extent security interests in such Collateral can be perfected by the filing of financing statements, prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified in the Perfection Certificate, the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in the United States registered and applied for Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by such filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Obligors after the date hereof).

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each Loan Document to which any Obligor is a party, signed on behalf of such party.

(b) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Effective Date.

(c) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the date of the date hereof) of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Wollmuth Maher & Deutsch LLP, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower and the Administrative Agent (as applicable) hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the each Obligor approving the transactions contemplated by the Loan Documents to which such Obligor is a party and the execution and delivery of such Loan Documents to be delivered by such Obligor on the Effective Date, and all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of such Obligor and authorization of the transactions contemplated hereby (including, but not limited to, a copy of the up-to-date constitutional documents of each Obligor).

(e) The Administrative Agent shall have received a certificate of a Responsible Officer of each Obligor certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party, to be delivered by such Obligor on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.02 as of the Effective Date.

(g) The Collateral Documents shall have been duly executed by each Obligor that is to be a party thereto and shall be in full force and effect on the Effective Date. The Administrative Agent on behalf of the Secured Parties shall have a first priority security interest in the Collateral (subject to Liens permitted by Section 6.02).

(h) The Collateral Agent shall have received (i) from each party hereto a counterpart of each Collateral Document to which such party is a party, signed on behalf of such party and (ii) all other Collateral Documents, including as applicable, with respect to any Collateral Document, evidence of the filing thereof or the taking of other action with respect thereto, necessary to create and perfect the Collateral Agent’s first priority security interest and lien on the Collateral.

(i) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three Business Days prior to the Effective Date, on or before the Effective Date.

(j) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(k) The Administrative Agent shall have received an executed Solvency Certificate in form, scope and substance reasonably satisfactory to the Administrative Agent and demonstrating that the Borrower and its Restricted Subsidiaries on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 10, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or any Issuing Bank to issue or amend or extend a Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(b) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (ii) in each case such materiality qualifier shall not be applicable to any representations and warranties that are already qualified by materiality in the text thereof.

(c) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

(d) On or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice and Application.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (b) and (c) of this Section 4.02 have been satisfied as of the date thereof.

Section 4.03. Additional Condition. Notwithstanding anything to the contrary herein, but without limiting any other condition or requirement for the making of any Loan or the issuance of any Letter of Credit, the obligation of each Lender to make any Loan, or any Issuing Bank to issue any Letter of Credit, after the Amendment No. 1 Effective Date, but only with respect to the first Loan or Letter of Credit requested after the Amendment No. 1 Effective Date, shall be subject to receipt by the Administrative Agent of customary lien search results in form and substance satisfactory to the Administrative Agent.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Bank in an amount equal to 105% of all Letter of Credit Usage, the Borrower and each other Obligor covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 120 days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year ended December 31, 2013, by not later than June 15, 2014), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers, or other independent public accountants of recognized international standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Revolving Commitments and the Loans at the Maturity Date) and, except in the case of any Subsidiary or business acquired by the Borrower or the Subsidiaries, in respect of events prior to the acquisition thereof, without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (a) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate and (iii) setting forth the Total Net Leverage Ratio calculation;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with any national securities exchange or regulator, including without limitation the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, subject to the restrictions in the last section of Section 5.06; and

(f) each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(a), the Borrower shall deliver to the Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in the information contained in the Perfection Certificate since the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Security Agreement and (ii) certifying that, to tis knowledge, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (i) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period).

The Borrower and other Obligors will cooperate with requests by any Agent, Lender or Issuing Bank with respect to providing “know-your-customer” or similar information.

Section 5.02. Notices of Material Events. Promptly upon obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights (charter and statutory), licenses, permits, privileges, approvals, franchises and Intellectual Property Rights material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, consolidation, disposition, liquidation or dissolution permitted under Section 6.03 and (b) none of the Borrower or any other Obligor or any of their respective Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights (charter and statutory), licenses, permits, privileges, approvals, franchises or Intellectual Property Rights where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Payment of Taxes and Performance of Other Obligations.

(a) The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax Liabilities which, if unpaid, would become a Lien upon any properties of the Borrower or any other Obligor or any of their Restricted Subsidiaries not otherwise permitted under Section 6.02, in both cases except where (b) the validity or amount thereof is being contested in good faith by appropriate proceedings and (c) to the extent required by GAAP, the Borrower, any other Obligor or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(b) The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such nonperformance as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including any Flood Insurance as required by Section 5.10. Except as otherwise agreed by the Collateral Agent, (i) each such policy shall (a) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provides for at least thirty days’ prior written notice to the Collateral Agent of any material modification or cancellation of such policy and (ii) promptly deliver evidence reasonably satisfactory to the Collateral Agentof the requirements set forth in clause (i), but in any event, for policies existing on the Effective Date, within 30 days of the Effective Date.

Section 5.06. Books and Records; Inspection Rights. The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP (other than as set forth in Schedule 3.04). The Borrower and each other Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts of its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided, that the Borrower, other Obligor or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Agreement, none of the Borrower or any other Obligor or any of their Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or (c) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.07. Compliance with Laws and Agreements.

(a) The Borrower and each Obligor will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower and each Obligor will implement, as promptly as possible, and will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, each other Obligor and any of their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and export control laws.

Section 5.08. [Reserved].

Section 5.09. Use of Proceeds. The proceeds of the Loans or the Letters of Credit will be used only for working capital and general corporate purposes, including, without limitation, for permitted acquisitions, for permitted stock repurchases and to finance marketing partnerships. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other violations of any/and rule or regulation of any Governmental Authority. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, directly or indirectly, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise).

Section 5.10. Further Assurances.

(a) At any time or from time to time upon the reasonable request of the Administrative Agent, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and take such further actions as the Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Obligor shall take such actions as the Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by (x) substantially all of the assets of the Borrower and its Domestic Restricted Subsidiaries (other than any FSHCO, unless such FSHCO shall act as a guarantor for any Material Indebtedness of the Borrower) (whether now owned or hereafter acquired) and (y) all of the outstanding Equity Interests of Borrower’s Subsidiaries (subject, in each case to the limitations and exceptions contained in the Loan Documents and the Collateral Documents, including that only 65% of the outstanding voting equity interests of any CFC or FSHCO need be pledged). If at any time the Collateral Agent receives a notice from a Lender or otherwise becomes aware that any Mortgaged Property has become a Flood Hazard Property, the Collateral Agent shall, within 45 days of receipt of such notice, deliver such notice to the Borrower and the Borrower shall take all actions as described in Section 5.10(b)(iv) required as a result of such change.

(b) With respect to each Mortgaged Property, the Borrower or other Obligor (as applicable) shall deliver or cause to be delivered to the Collateral Agent, within 90 days of the date upon which the Mortgaged Property is acquired or becomes a Mortgaged Property:

(i) A fully executed Mortgage encumbering the Mortgaged Property in form suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in the state in which the Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded and such other matters as are customary and as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii) (A) a lender’s policy or policies or marked up unconditional binder of title insurance issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent (each, a “Title Insurance Company”) insuring the Lien of the Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Encumbrances, in an amount acceptable to the Collateral Agent (but not to exceed the fair market value), together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may request and which are available at commercially reasonable rate in the jurisdiction where such Mortgaged Property is located (each, a “Title Policy”), and (B) evidence satisfactory to the Collateral Agent that the Borrower or such Obligor has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for the Mortgaged Property;

(iv) (A) a completed standard “life of loan” flood hazard determination form, (B) if the improvement(s) to the Mortgaged Property is located in a special flood hazard area as set forth by FEMA (any such Mortgaged Property, a “Flood Hazard Property”) a notification to the Borrower or such Obligor, countersigned by the Borrower or such Obligor, that such improvement(s) is located in a special flood hazard area and (if applicable) notification that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community where the Mortgaged Property is located does not participate in the NFIP, and (C) if the notice described in clause (B) is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: a flood insurance policy with such coverage reasonably acceptable to the Collateral Agent (“Flood Insurance”), the Borrower’s or such Obligor’s application for Flood Insurance plus proof of premium payment, a declaration page confirming that Flood Insurance has been issued, or such other evidence of Flood Insurance reasonably satisfactory to the Collateral Agent;

(v) a survey of the Mortgaged Property showing all improvements, easements and other customary matters for which all necessary fees (where applicable) have been paid and which is complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey, certified to the Collateral Agent and the Title Insurance Company and in a form sufficient for the Title Insurance Company to delete the standard survey exception; and

(vi) if requested by the Collateral Agent and required to comply with the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, an appraisal of the Mortgaged Property.

Section 5.11. Guarantors. If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any Person shall have become a Domestic Restricted Subsidiary (other than a FSHCO, unless such FSHCO shall act as a guarantor for any Material Indebtedness of the Borrower), then the Borrower shall, within 30 days (or such longer period of time as the Administrative Agent may agree in its sole discretion) after delivery of such financial statements, cause such Domestic Subsidiary to enter into a joinder agreement (a “Joinder Agreement”) in substantially the form of Exhibit J hereto. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any Joinder Agreement delivered pursuant to this Section, dated as of the date of such Joinder Agreement.

Section 5.12. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Borrower may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i) such Subsidiary does not own any Equity Interest of the Borrower or any Restricted Subsidiary;

(ii) the Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value of all Investments of the Borrower or its Restricted Subsidiaries in such Subsidiary;

(iii) any guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary is permitted under Section 6.01 or Section 6.06;

(iv) neither the Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.06;

(v) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation; and

(vi) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of the Borrower or a Restricted Subsidiary.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b) (i) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections 5.12(a)(i), 5.12(a)(iii), 5.12(a)(iv) or 5.12(a)(vi) of this Section 5.12 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d). (ii) The Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) all existing Investments of the Borrower and the Restricted Subsidiaries therein (valued at the Borrower’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii) all existing Equity Interest or Indebtedness of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii) all existing transactions between it and the Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv) it is released at that time from the Loan Documents to which it is a party and all related security interests on its property shall be released; and

(v) it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.12(b),

(i) all of its Indebtedness and Disqualified Equity Interests will be deemed incurred at that time for purposes of Section 6.01;

(ii) Investments therein previously charged under Section 6.06 will be credited thereunder;

(iii) it may be required to become a Guarantor pursuant to this Agreement; and

(iv) it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e) Any designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Borrower giving effect to the designation and a certificate of an officer of the Borrower certifying that the designation complied with the foregoing provisions.

ARTICLE 6

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on

terms reasonably satisfactory to the Issuing Bank in an amount equal to 105% of all Letter of Credit Usage, the Borrower and each other Obligor covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower or any other Obligor will not and will not permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Obligations of the Obligors under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any refinancing in respect thereof;

(c) Capital Lease obligations and purchase money Indebtedness of the Borrower or any Restricted Subsidiary incurred prior to or within 180 days after the acquisition, improvement or lease of the related asset or assets; provided (i) such Indebtedness does not exceed the purchase price plus expenses of the asset or assets acquired (or the improvement thereon, as applicable, (ii) any Lien that secures such Indebtedness does not apply to any other property or assets of the Borrower or its Restricted Subsidiaries and (iii) the aggregate principal amount of Indebtedness permitted by this clause (b) shall not exceed $50 million.

(d) Indebtedness of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary, or of the Borrower to any Restricted Subsidiary; provided (i) all such Indebtedness shall be unsecured and, if owed by an Obligor, subordinated in right of payment to payment in full of the Obligations, as set forth in the Intercompany Note, and (ii) such Indebtedness is permitted as an Investment under Section 6.06;

(e) Indebtedness incurred by the Borrower or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in an Acquisition permitted hereunder), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with permitted Acquisitions or permitted dispositions of any business or assets (including stock of a Subsidiary);

(f) Indebtedness in respect of any Hedging Transaction entered into for the purpose of hedging risks associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes;

(g) Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article 9;

(h) Guarantees by the Borrower of Indebtedness of a Restricted Subsidiary or Guarantees by a Restricted Subsidiary of Indebtedness of the Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, and refinancing of such Indebtedness in respect thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) the aggregate principal amount of all such outstanding Indebtedness permitted by this clause (i) shall not exceed $5,000,000 at any time;

(j) Indebtedness in respect of letters of credit or bankers’ acceptances supporting facility leases in an aggregate principal or face amount not exceeding $6,000,000 at any time outstanding; and

(k) other Indebtedness not otherwise permitted by this Section 6.01 so long, immediately after giving effect thereto, the Total Leverage Ratio determined on a Pro Forma Basis, would not exceed 3.5:1.0; and

(l) other unsecured Indebtedness not permitted by the foregoing in an aggregate principal amount outstanding at any time not exceeding $35 million.

Section 6.02. Liens. The Borrower or any other Obligor will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted under Section 6.01(c), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(f) the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g) Liens deemed to exist in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h) in the case of any Joint Venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related Joint Venture or similar agreement;

(i) Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j) Liens on earnest money deposits of cash or cash equivalents made in connection with any acquisition not prohibited hereunder;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(l) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only (x) those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and (y) any permitted refinancing of such obligations;

(n) Liens consisting of restricted cash balances not exceeding $7,500,000 at any time to secure merchant credit card processing and similar services in the ordinary course of business;

(o) Liens on cash deposits in respect of rental agreements in the ordinary course of business;

(p) Liens on cash pledged to secure obligations in respect of letters of credit or banker’s acceptances permitted under Section 6.01(j); and

(q) Liens securing the Obligations; and

(r) Liens not otherwise permitted by the foregoing provisions of this Section 6.02 securing Indebtedness or other obligations of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $50 million.

Section 6.03. Fundamental Changes.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, license, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; provided that any such sale, transfer, lease or other disposal must comply with Sections 6.05 and 6.06 hereof;

(iv) any Obligor may sell, transfer, lease or otherwise dispose of its assets to any other Obligor;

(v) in connection with any acquisition, any Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity); and

(vi) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is an Obligor, the entity receiving the assets of such Subsidiary upon such liquidation or dissolution shall also be an Obligor.

Notwithstanding anything to the contrary herein, including the foregoing, no sale or other disposition of all or substantially all assets of the Borrower and its Subsidiaries taken as a whole shall be permitted. Further, no Obligor will, nor will it permit any of its Restricted Subsidiaries to, convey, sell, lease, enter into a sale and leaseback arrangement or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property or any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except (i) sales and other dispositions of assets that do not constitute Asset Sales and (ii) Asset Sales; provided that, in the case of clause (ii), the consideration for such assets shall be in an amount at least equal to the fair market value thereof, no less than 75% thereof shall be paid in Cash or Cash Equivalents and such Obligor shall comply with its obligations, if any, in respect of Asset Sales under Section 2.12.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than the type conducted by the Borrower and its Subsidiaries on the Effective Date or businesses reasonably connected or complementary thereto. The jurisdiction of organization and/or domicile of the Borrower shall not be changed.

Section 6.04. Restricted Payments. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, declare, order, pay any sum for, or set apart assets for a sinking or other analogous fund for, any Restricted Payment except for:

(a) in the case of any Restricted Subsidiary, the declaration and payment of dividends or other distributions to its equity holders, so long as any such dividends or other distributions to the Borrower and other Restricted Subsidiaries that are equity holders are at least pro rata to the relevant portion of equity held by the Borrower and such other Restricted Subsidiaries;

(b) after any issuance by the Borrower of its Equity Interests after the date hereof, Restricted Payments by the Borrower to holders of its Equity Interests in an amount not exceeding 10% of the aggregate net cash proceeds thereof; provided that immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(c) Restricted Payments in an aggregate amount pursuant to this clause (c) equal to the sum of 50% of Excess Cash Flow for each Fiscal Year beginning with the Fiscal Year ended on or about December 31, 2014, for which financial statements pursuant to Section 5.01(a) have theretofore been delivered; provided that immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(d) any Subsidiary may make Restricted Payments to the Borrower, the Borrower’s other Subsidiaries and other holders of its equity securities, provided that the portion of any Restricted Payments paid to holders of its equity securities other than the Borrower and its Subsidiaries is not greater than the percentage of equity securities of such Subsidiary owned by such other Persons;

(e) the Borrower may (i) repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options and (ii) make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in the Borrower; provided that the aggregate principal amount of all such Restricted Payments permitted by this clause (e) shall not exceed (x) $10,000,000 in any fiscal year prior to an IPO or (y) 5% of the total market capitalization of the Borrower following an IPO;

(f) the Borrower may repurchases its Equity Interests owned by employees of the Borrower or its Subsidiaries or make payments to employees of the Borrower or its Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $10,000,000 in any fiscal year and $30,000,000 in the aggregate; and

(g) so long as no Default shall have occurred and be continuing or be caused thereby, other Restricted Payments not permitted by the foregoing provisions of this Section in an aggregate amount of $15,000,000.

Section 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates except:

(a) any such transaction on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that any such transaction or series of transactions with an aggregate fair market value exceeding $25,000,000 shall be approved by a majority of the disinterested members of the Borrower’s Board of Directors;

(b) payment of reasonable directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Subsidiaries;

(c) transactions between or among Obligors;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited hereby; and

(e) Restricted Payments permitted by Section 6.04 and Investments permitted by Section 6.06.

Section 6.06. Investments. No Obligor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments existing on the date hereof and, except in the case of Investments by the Borrower and the Subsidiaries in the Borrower and the Subsidiaries, set forth on Schedule 6.06;

(b) Investments in any Restricted Subsidiary that is a Guarantor;

(c) Investments in Joint Ventures, Unrestricted Subsidiaries and Restricted Subsidiaries that are not Guarantors in an aggregate amount for all Investments under this clause (c) not exceeding $25 million;

(d) payroll, travel and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(e) loans or advances to directors and employees of the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $500,000;

(f) to the extent constituting Investments, transfers of Intellectual Property Rights to one or more Foreign Subsidiaries that are Restricted Subsidiaries;

(g) the acquisition of Incubart SAS; and

(h) Investments not otherwise permitted by the foregoing provisions of this Section 6.06 in an aggregate amount in an aggregate amount for all such Investments under this clause (c) not to exceed the greater of (x) $25,000,000 and (y) 15% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries, as set forth on the consolidated balance sheet most recently delivered by the Borrower pursuant to Section 5.01 (but determined on a pro forma basis for any acquisitions or dispositions subsequent thereto, including in connection with such Investment).

ARTICLE 7

FINANCIAL COVENANT

Section 7.01. Maximum Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2014, to exceed 3.50 to 1.00.

ARTICLE 8

GUARANTY

Section 8.01. Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations and Additional Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law) (collectively, the “Guaranteed Obligations”).

Section 8.02. Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.03. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any

Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and the cancellation or expiration or cash collateralization of all Letters of Credit in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the Issuing Bank)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any

Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under applicable law.

Section 8.04. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Obligor or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the Issuing Bank, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06. Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 8.07. Continual Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the

Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in the Agreed L/C Cash Collateral Amount. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08. Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09. Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 8.10. Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause 8.10(a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 8.11. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, the Maturity Date, or at a date fixed for prepayment thereof or otherwise (as applicable) or (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under any Letter of Credit;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03, Section 5.09, Article 6, or in Article 7;

(e) the Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) receipt by the Administrative Agent of the notice required to be given by the Borrower pursuant to Section 5.02(a);

(f) the Borrower or any Restricted Subsidiary shall (i) fail to pay any principal, interest or other amount, regardless of amount, due in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond any applicable grace period or (ii) after giving effect to any grace period, fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness, if the failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged or unpaid for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed;

(l) a Change in Control shall occur;

(m) one or more Non-U.S. Plan Events shall have occurred that has had a Material Adverse Effect; or

(n) at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Obligor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders or Letters of Credit to be issued, under any Loan Document to which it is a party or shall contest in writing the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments and the obligations of the Issuing Bank to issue any Letter of Credit, and thereupon the Revolving Commitments shall terminate immediately, (ii)(A) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (B) require that the Borrower Cash Collateralize the Letters of Credit in the amount of the then Letter of Credit Usage; and in case of any event with respect to the Borrower or any Guarantor described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower or such Guarantor accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower or such Guarantor, and (iii) Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.

Section 9.02. Application of Funds. After the exercise of remedies provided for in Section 9.01 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage shall have automatically been required to be Cash Collateralized as set forth in Section 9.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Agents and amounts payable pursuant to Sections 2.17 and 2.18) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable pursuant to Sections 2.17 and 2.18)), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans, Letter of Credit Usage and other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal and Letter of Credit Usage, ratably among the Secured Parties, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit at the Agreed L/C Cash Collateral Amount;

Sixth, to Cash Collateralize any remaining obligations with respect to any Secured Agreements; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit or any remaining obligations with respect to any Secured Agreements pursuant to clauses Fifth and Sixth above shall be applied to satisfy drawings under such Letters of Credit or amounts due on account of such Secured Obligations as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired and all Secured Agreements have been terminated or cancelled, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and thereafter applied as provided in clause “Last” above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Obligors to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

ARTICLE 10

THE AGENTS

Each of the Lenders (including in any Lender’s other capacity hereunder), the Issuing Bank and each of the Other Secured Counterparties (each of the foregoing referred to as the “Lenders” for purposes of this Article 10) hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. as each of the Administrative Agent and Collateral Agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to any Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Agent is hereby expressly authorized by the Lenders to (i) execute any and all documents (including any release) with respect to the Collateral, as contemplated by and in accordance with the provisions of this Agreement and any other Loan Document, (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the discretion of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender and (iii) to approve or disapprove of any transaction described in Section 6.03. Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provisions.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither Agent: (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02 or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan

Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent and each Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent and each Arranger may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent and each Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, either Agent may resign at any time by notifying the Lenders and the Borrower.

Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, in the event that such successor or Administrative Agent appointed by the Required Lenders is not one of Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA or J.P. Morgan Securities LLC, or any of their respective affiliates, and so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to consent to such successor Administrative Agent (such consent not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of its appointment as either Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent (as applicable), and the retiring Administrative Agent or Collateral Agent (as applicable) shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder.

The Borrower, any Lender and any Affiliate of a Lender may from time to time designate a qualifying agreement as a Secured Agreement upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower and such Lender and such Affiliate, in form reasonably satisfactory to the Agent. No Other Secured Counterparty that obtains the benefits of any Loan Document or any Collateral by virtue of this paragraph shall have any right in connection with the management or release of the Collateral or of the obligations of any Obligor under the Loan Documents, including, without limitation, any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Agreements. By accepting the benefits of the Collateral, each Other Secured Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Further, each Secured Party hereby irrevocably authorizes the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon satisfaction of any conditions to release specified in any Collateral Document, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than an Obligor, (iii) subject to Section 11.02, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under this Agreement, or (v) as expressly provided in the Collateral Documents;

(b) to release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) upon request of the Borrower, to take such actions as shall be required to subordinate any Lien on any property granted to the Collateral Agent to the holder of a Lien permitted by Section 6.02 or to enter into any intercreditor agreement with the holder of any such Lien.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this paragraph. In each case as specified in this Article 10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted pursuant to the Loan Documents, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of this Article 10.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent, each Lender and each other Secured Party hereby agree that no Secured Party (other than the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent.

Any such release of Guaranteed Obligations or otherwise shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at:

Etsy, Inc.

55 Washington Street, Suite 512

Brooklyn, NY 11201

Attention: Jordan Breslow

Email Address:

Telephone No.:

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin &

Hachigian, LLP

220 West 42nd Street, 17th Floor

New York, NY 10036

Attention: Kenneth McVay

Facsimile No.:

Telephone No.:

(ii) if to the Administrative Agent, to it at Morgan Stanley Senior Funding, Inc., 1 New York Plaza, 41st Floor, New York, New York, 10004, Attention: Agency Team, with a copy to Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, Attention: James A. Florack; and

(iii) if to any other Lender, Swing Line Lender or Issuing Bank to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders, Swing Line Lender or Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender, Swing Line Lender or Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders, Swing Line Lender or Issuing Bank by posting the Communications on IntraLinks, the Internet or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the wilful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 11.02. Waivers; Amendments. No failure or delay by the Administrative Agent, the Swing Line Lender, Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, Swing Line Lender, Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (a) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, Swing Line Lender, Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(a) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender or Issuing Bank directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Revolving Commitment, or extend the expiration date for any Letter of Credit beyond the Maturity Date, without the written consent of each Lender or Issuing Bank directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 11.02(a), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.08, (iv) change Section 2.19(a), Section 2.19(b) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty, or the Collateral without the written consent of each Lender and Issuing Bank, except to the extent the release of any Guarantor or Collateral is permitted pursuant to Article 10 or Section 11.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made or Letters of Credit issued on the Effective Date, Section 4.02, without the written consent of each Lender with a Revolving Commitment and the Issuing Bank (as applicable). Notwithstanding anything to the contrary herein, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (iii) this Agreement may be amended to provide for a New Commitment in the manner contemplated by Section 2.23 without the consent of the Required Lenders and (iv) the provisions of Section 11.02 requiring the Borrower to offer a New Commitment to the Lenders prior to any other Person may be amended or waived with the consent of the Required Lenders.

Section 11.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay or reimburse all reasonable and documented out of pocket expenses incurred by the Administrative Agent, Syndication Agents, the Collateral Agent, the Arrangers and their respective affiliates and the Joint Book-Runners in connection with the syndication of the Loans and with the preparation, negotiation, execution and delivery of the Loan Documents and any security arrangements in connection therewith, including without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Book-Runners and the Lenders, taken as a whole, and, if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction in an amount not to exceed that set forth in the Engagement Letter. The Borrower shall further agree to pay (x) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, Syndication Agents, the Collateral Agent, the Issuing Bank, the Lenders and their respective Affiliates (including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lenders and their respective affiliates, and, if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction (and, in the case of an actual or potential conflict of interest where the Administrative Agent or any Arranger, the Collateral Agent, the Issuing Bank, the Lenders and their respective Affiliates affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person)) in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding the forgoing, the Borrower shall not be liable to pay or reimburse the Lenders, the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agents or any Issuing Bank or any of their respective affiliates for out-of-pocket costs and expenses in excess of $10,000, with the exception of all fees, expenses and costs of all firms and counsels described above.

(b) The Borrower shall indemnify the Administrative Agent, the Syndication Agents, Arrangers, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto) (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.18, (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or a material breach of the obligations of such Indemnitee or any of its Related Parties under this Agreement or any other Loan Document or (y) in any proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries or Affiliates and is brought solely by an Indemnitee against any other Indemnitee other than the Administrative Agent, the Arrangers or any Issuing Bank in its capacity as such.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 11.03(b) or of the Lenders pursuant to Section 11.03(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment (or New Revolving Loan Commitment) to an assignee that is a Lender with a Revolving Commitment (or New Revolving Commitment) immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund.

(ii)	Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no such assignment shall be made to (1) any Obligor nor any Affiliate of a Obligor or (2) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2); and

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 11.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a Register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and amounts on the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.14(g), Section 2.19(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.03(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17 and Section 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(b) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.17 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United

States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.16, Section 2.17, Section 2.18 and Section 11.03 and Article 10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or the Letters of Credit, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower and each other Obligor against any of and all the obligations of the Borrower and each other Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.

EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12. Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to the

Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case (except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising or purporting to exercise examination or regulatory authority) the Administrative Agent or such Lender, as applicable, agrees, to the extent practicable and permitted by applicable law, to (A) inform the Borrower promptly thereof and (B) reasonably cooperate with Borrower in order for Borrower to exercise its right to protect the confidentiality of the Information before any tribunal or governmental agency or for Borrower, in its sole discretion, to waive compliance with the provisions of this Section 11.12,), (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (pursuant to a confidentiality agreement or otherwise) to be bound by either the provisions of this Section 11.12 or other provisions that are at least as restrictive as the provisions contained in this Section 11.12, (vi) with the written consent of the Borrower or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower other than as a result of a breach of any confidentiality obligation known to the Administrative Agent or such Lender. For the purposes of this Section, “Information” means all information received from the Borrower, relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but not less than a reasonable degree of care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, any Arranger, the Issuing Bank nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, the Issuing Bank nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.15. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent, the Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 11.17. Release of Guarantors. In the event that all the equity interests in any Guarantor are sold, transferred or otherwise disposed of, the Borrower or its Subsidiaries in a transaction permitted under this Agreement, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ETSY, INC.,
as Borrower

By:	/s/ Chad Dickerson
Name:	Chad Dickerson
Title:	President and Chief Executive Officer

JARVIS LABS, INC.,
as Guarantor

By:	/s/ Chad Dickerson
Name:	Chad Dickerson
Title:	President and Chief Executive Officer

Signature Page to Etsy, Inc. Revolving Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Swing Line Lender

By:	/s/ Jonathon Rauen
Name:	Jonathon Rauen
Title:	Vice President

Signature Page to Etsy, Inc. Revolving Credit Agreement

MORGAN STANLEY BANK, N.A., as Issuing Bank and as a Lender

By:	/s/ Jonathon Rauen
Name:	Jonathon Rauen
Title:	Vice President

Signature Page to Etsy, Inc. Revolving Credit Agreement

Goldman Sachs Bank USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorizing Signatory

Signature Page to Etsy, Inc. Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Goh Siew Tan
Name:	Goh Siew Tan
Title:	Executive Director

Signature Page to Etsy, Inc. Revolving Credit Agreement

EXHIBIT A

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Guaranty Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2. Assignee:
[and is an Affiliate of [identify Lender]]

3. Borrower:	Etsy, Inc. (the “Borrower”)

4. Administrative Agent: Morgan Stanley Senior Funding, Inc., as Administrative Agent under the Credit Agreement

A-1

5.	Credit Agreement: Revolving Credit and Guaranty Agreement, dated as of May 16, 2014, among Etsy, Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other parties party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Revolving Facility	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT

By:
Name:
Title:

[MORGAN STANLEY BANK, N.A.], AS ISSUING BANK

By:
Name:
Title:

[Consented to:

ETSY, INC.

By:
Name:
Title:][2]

[2]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

A-3

ANNEX I

ETSY, INC. CREDIT AGREEMENT

Standard Terms and Conditions for

Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes each of the Administrative Agent and the Syndication Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Syndication Agents, as the case may be, by the terms thereof, together with such powers as are

A-I-1

reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including compliance with the confidentiality provisions of Section 11.12.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

A-I-2

EXHIBIT B

EXHIBIT B

Administrative Details Reply Form

Morgan Stanley Senior Funding, Inc.	Return to:
Loan Documentation and Operations	Telephone:
1633 Broadway, 25th Floor	Fax:
E-mail:
New York, NY 10036	(cc: )

ADMINISTRATIVE QUESTIONNAIRE FOR:

Etsy, Inc.

Please accurately complete the following information and return via e-mail or fax to the attention of John Leidner at Morgan Stanley as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:

GENERAL INFORMATION—DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

CREDIT CONTACTS/NOTIFICATION METHODS:

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes	No

If yes:

•	What is the country of incorporation or organization?

•	Tax Form W-8BEN or W-8ECI should be enclosed as per the Tax Section of the referenced Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.

Morgan Stanley	1

Administrative Details Reply Form (cont’d)

If no:

•	Please submit Tax Form W-9

Lender’s Tax Identification Number:

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS—BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

BID LOAN NOTIFICATION: (IF APPLICABLE)

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:

Routing Transit/ABA Number of Bank where funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional Information:

Swift Code:

Wiring Contact Name and Phone Number:

Morgan Stanley	2

EXHIBIT C

EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

Morgan Stanley Senior Funding, Inc., as Administrative Agent

for the Lenders party to the

Credit Agreement referred to below

1 New York Plaza

41st Floor

New York, New York 10004

Attention: Agency Team

[Date]

Ladies and Gentlemen:

The undersigned, Etsy, Inc. (the “Borrower”), refers to the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.15 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.15 of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on             , 20     (the “Outstanding Borrowing”) in the principal amount of $         and currently maintained as a Borrowing of [Base Rate Loans] [Eurodollar Rate Loans with an Interest Period ending on                 ,    ].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is             ,    .1

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Rate Loans with an Interest Period of             ] [converted into a Borrowing of [Base Rate Loans] [Eurodollar Rate Loans with an Interest Period of [one/two/three/six/twelve months] [insert period less than one month]2].3

[1]	Shall be a Business Day at least [two] Business Day[s] in the case of Base Rate Loans and at least [four] Business Days in the case of Eurodollar Rate Loans after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before [10:00 a.m.] (New York City time) on such day.
[2]	Interest Periods of twelve months or less than one month only available with the consent of each Lender.

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].4

[Signature Page Follows]

(continued.…)

[3]	In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.
[4]	In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a Eurodollar Rate Loan or in the case of a continuation of a Eurodollar Rate Loan.

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

ETSY, INC.

By:
Name:
Title:

EXHIBIT D-1

EXHIBIT D-1

FORM OF

REVOLVING NOTE

New York, New York

FOR VALUE RECEIVED, ETSY, INC., a corporation organized and existing under the laws of Delaware (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in Dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 New York Plaza, 41st Floor, New York, New York 10004 the unpaid principal amount of all Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay to the Lender interest on the unpaid principal amount of each Loan incurred by the Borrower from the Lender in like money at said office from the date such Loan is made until paid in full at the rates and at the times specified in the Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014, among the Borrower, the Guarantors party thereto, the lenders party thereto (including the Lender) and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date (as defined in the Credit Agreement) and the Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be immediately due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

D-1-1

ETSY, INC.

By:
Name:
Title:

D-1-2

EXHIBIT D-2

EXHIBIT D-2

FORM OF

SWING LINE NOTE

New York, New York

FOR VALUE RECEIVED, ETSY, INC., a corporation organized and existing under the laws of Delaware (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Swing Line Lender”), in Dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 New York Plaza, 41st Floor, New York, New York 10004 the unpaid principal amount of all Swing Line Loans (as defined in the Credit Agreement referred to below) made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay to the Swing Line Lender interest on the unpaid principal amount of each Swing Line Loan incurred by the Borrower from the Swing Line Lender in like money at said office from the date such Swing Line Loan is made until paid in full at the rates and at the times specified in the Credit Agreement.

This Note is one of the Swing Line Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014, among the Borrower, the Guarantors party thereto, the lenders party thereto (including the Lender) and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date (as defined in the Credit Agreement).

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be immediately due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

D-2-1

ETSY, INC.

By:
Name:
Title:

D-2-2

EXHIBIT E

EXHIBIT E

FORM OF

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [Chief Financial Officer] of ETSY, INC., a Delaware corporation (the “Borrower”).

2. Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Etsy, Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

3. I have reviewed the terms of Articles 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Loan Documents, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify in my capacity as an officer of the Borrower and not in any individual capacity that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Borrower and its Restricted Subsidiaries are, on a consolidated basis, Solvent.

The foregoing certifications are made and delivered as of May [    ], 2014.

Name:
Title:	[Chief Financial Officer]

E-1

EXHIBIT F

EXHIBIT F

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as the same may be amended, restated, amended and restated, supplemented, extended or modified from time to time, the “Credit Agreement”), among Etsy, Inc. (the “Borrower”), the Guarantors party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other parties thereto from time to time. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents. The financial statements for the fiscal [quarter][year] of the Borrower ended [                    ] attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.01 of the Credit Agreement (the “Financial Statements”) present fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes]1. No Default has occurred and is continuing as of the date hereof[    , except for                     ]2. There has been no material change in GAAP or in the application thereof applicable to the Borrower and its consolidated Subsidiaries since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement that has had an impact on the Financial Statements [    , except for                     , the effect of which on the Financial Statements has been [                    ]]3.

4. [Attached hereto as Schedule 1 is a calculation of the Total Net Leverage Ratio as of the end of the most recent Fiscal Quarter, which calculation is true and correct.]4

[1]	To be included only if the Compliance Certificate is certifying the quarterly financials.
[2]	Specify the details of any Default, if any, and any action taken or proposed to be taken with respect thereto.
[3]	If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.
[4]	To be included in quarterly and annual compliance certificates beginning with the quarter ending June 30, 2014.

F-1

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

ETSY, INC.

By:
Name:
Title:

F-2

ANNEX I

TO EXHIBIT F

[Applicable Financial Statements to be attached]

F-I-1

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

(A)	Total Leverage Ratio: Consolidated Net Debt to Consolidated Adjusted EBITDA

(1)	Consolidated Net Debt as of [ ]:

(a)

all Indebtedness of the Borrower and its Restricted Subsidiaries on such date, as would be required to appear as a liability on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries, prepared as of such date in accordance with GAAP:

$

(b)

minus cash of the Borrower and its Restricted Subsidiaries that: (a) does not appear (or would not be required to appear) as “restricted” on the consolidated balance sheet of the Borrower, (b) are not subject to any Lien in favor of any person other than the Collateral Agent for the benefit of the Secured Parties and (c) are otherwise generally available for use by the Borrower or any other Obligor:

$

Consolidated Net Debt (the sum of items 1(a) and 1(b)):				$

(2)	Consolidated Adjusted EBITDA as of [ ]:

	(a)	Consolidated Net Income:

		i.	net income or loss of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in conformity with GAAP:	$

		ii.	minus (a) the income of any Person that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary of the Borrower to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such

1

		Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary:	$

(b)	plus (without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period):

	i.	income tax expense:	$

	ii.	interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans):	$

	iii.	depreciation and amortization expense:	$

	iv.	amortization of intangibles (including, but not limited to, goodwill) and organization costs:	$

	v.	non-cash stock option and other equity-based compensation expenses:	$

	vi.	any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any Restricted Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period); provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an

2

		accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made:	$

(c)	minus (to the extent included in the statement of such Consolidated Net Income for such period) the sum of:

	i.	income tax benefit:	$

	ii.	interest income:	$

	iii.	any extraordinary income or gains determined in accordance with GAAP:	$

	iv.	any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to item 2(b)(vi) above), all as determined on a consolidated basis:	$

Consolidated Adjusted EBITDA (item 2(a)(1) minus item 2(a)(ii) plus the sum of items 2(b)(i) through 2(b)(vi) minus the sum of items 2(c)(i) through 2(c)(iv)):			$

Consolidated Net Debt to Consolidated Adjusted EBITDA			: 1.00

3

EXHIBIT G

EXHIBIT G

FORM OF

FUNDING NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ETSY, INC. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to Section [2.01][2.02] of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Revolving Loans

☐	Base Rate Loans:	$	[ , ,	]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$	[ , ,	]

Swing Line Loans:		$	[ , ,	]

Borrower hereby certifies that:

(i) after making the Loans requested on the Credit Date, the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect;

(ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

G-1

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

Date:	[mm/dd/yy]	ETSY, INC.

By:

Name:
Title:

G-2

EXHIBIT H

EXHIBIT H

FORM OF

ISSUANCE NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Etsy, Inc. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to Section 2.03 of the Credit Agreement, the Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of $[    ,    ,    ].

Attached hereto for each such Letter of Credit are the following:

(a) the name and address of the beneficiary;

(b) the expiration date; and

(c) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

The Borrower hereby certifies that:

(i) after issuing such Letter of Credit requested on the Credit Date, the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect;

(ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

H-1

Date:	[mm/dd/yy]	ETSY, INC.

By:
Name:
Title:

H-2

EXHIBIT I

EXHIBIT I

FORM OF

INTERCOMPANY NOTE

May [    ], 2014

Each of the parties identified on Schedule 1 hereto (each, an “Issuer”) hereby promises to pay, on demand, to the order of each applicable party identified on Schedule 2 hereto (each, a “Holder” and, together with the Issuers, a “Note Party”), in the currency owed in immediately available funds, at such locations as each such Holder shall from time to time designate, all amounts as may be owing from time to time on and after the date hereof by each such Issuer to such Holder in consideration of Indebtedness (as defined in the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein are therein defined), by and among Etsy, Inc. a corporation organized and existing under the laws of Delaware (the “Borrower”), the Holders party thereto as Guarantors, the Lenders from time to time a party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent).

Each Issuer shall pay all amounts owing under this Note to each applicable Holder on demand of such Holder or Holders. Any Holder may make demand for all or any subset of the amounts owing to such Holder under this Note, by any Issuer, without the consent or permission of any Issuer.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceedings of any jurisdiction relating to any Issuer, all amounts owed by such Issuer to any Holder shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note. FURTHER, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT DESCRIBED IN SECTIONS 9.01 (A), (H) OR (I) OF THE CREDIT AGREEMENT, ANY AND ALL INDEBTEDNESS REPRESENTED BY THIS NOTE SHALL BE FULLY SUBORDINATED TO THE INDEFENSIBLE PAYMENT IN CASH IN FULL OF ALL OBLIGATIONS (AS DEFINED IN THE CREDIT AGREEMENT).

Each Issuer hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. No delay on the part of any Holder in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against any party hereto unless the same shall be in writing and signed and delivered by such party. This Note shall be construed as a separate agreement with respect to each loan, advance or other extension of credit owed by an Issuer to a Holder and may be amended modified, supplemented, waived or released with respect to any such Issuer or Holder with respect to such loan, advance or other extension of credit without the approval of any other party hereto and without affecting the obligations of any other Issuer hereunder.

Upon execution and delivery after the date hereof by any Obligor of a counterpart signature page hereto, such Obligor shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Pursuant to the Credit Agreement and the Collateral Documents, this Note shall be pledged by the Holders that are parties to the Credit Agreement in accordance with the terms of the Credit Agreement and such Collateral Documents.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[The Remainder of this Page Intentionally Left Blank]

ETSY, INC.

By
Name:
Title:

JARVIS LABS, INC.

By
Name:
Title:

SCHEDULE 1

ISSUERS

Etsy Germany GmbH

Etsy UK Limited

Etsy Ireland Limited

Etsy Canada Limited

Etsy Australia Pty Limited

Jarvis Labs, Inc.

SCHEDULE 2

HOLDERS

Etsy, Inc.

Jarvis Labs, Inc.

FORM OF NOTE POWER

For value received, each signatory hereto hereby sells, transfers and assigns unto                      all of its right, title and interest in that certain Intercompany Note dated May 16, 2014 (the “Note”), and does hereby irrevocably constitute and appoint                      attorney to transfer the Note with full power of substitution in the premises.

Date

ETSY, INC.

By
Name:
Title:

JARVIS LABS, INC.

By
Name:
Title:

EXHIBIT J

EXHIBIT J

FORM OF

JOINDER AGREEMENT

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among ETSY, INC., as the Borrower (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower and Guarantors have entered into the Credit Agreement and the Pledge and Security Agreement in order to induce the Lenders to make the Loans for the benefit of Borrower; and

WHEREAS, pursuant to Section 5.13 of the Credit Agreement subject to certain limitations and exceptions set forth therein, the undersigned Subsidiary (the “New Loan Party”) is required to become a Guarantor under the Credit Agreement by executing a Joinder Agreement.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Loan Party hereby agree as follows:

1. Joinder as Guarantor. In accordance with Section 5.13 of the Credit Agreement, the New Loan Party by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor, but in any event subject to the same terms, provisions and limitations set forth in Article 8 of the Credit Agreement. The New Loan Party hereby agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Loan Party.

2. Representations and Warranties. The New Loan Party represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Loan Party, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[Name of New Loan Party]

By:
Name:
Title:

Address for Notices:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

EXHIBIT K

EXHIBIT K

Execution Version

Conformed Copy

As amended by Amendment No. 1

Dated March 4, 2015

PLEDGE AND SECURITY AGREEMENT

dated May 16, 2014

by and among

ETSY, INC.

The GRANTORS Referred to Herein

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

K-i

EXHIBITS

EXHIBIT A	FORM OF CONTROL ACCOUNT AGREEMENT
EXHIBIT B	FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
EXHIBIT C	FORM OF SECURITY SUPPLEMENT
EXHIBIT D	FORM OF JOINDER AGREEMENT
EXHIBIT E	FINANCING STATEMENTS
EXHIBIT F-1	FORM OF PATENT SECURITY AGREEMENT
EXHIBIT F-2	FORM OF TRADEMARK SECURITY AGREEMENT
EXHIBIT F-3	FORM OF COPYRIGHT SECURITY AGREEMENT
EXHIBIT G	FORM OF PERFECTION CERTIFICATE

K-ii

This PLEDGE AND SECURITY AGREEMENT, dated May 16, 2014 (as amended and/or restated, supplemented, or otherwise modified from time to time, this “Agreement”), among ETSY, INC., a Delaware corporation (the “Grantor” and collectively, with any Additional Grantors (as defined herein), the “Grantors”) and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (herein in such capacity, the “Collateral Agent”).

RECITALS

1.	ETSY, INC. (the “Borrower”), the GUARANTORS, the LENDERS from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and COLLATERAL AGENT have entered into a Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as amended and/or restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

2.	The Credit Agreement requires the Grantors to deliver a duly executed copy of this Agreement as a condition precedent to the initial extensions of credit thereunder.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Grantors and the Collateral Agent, on behalf of itself and each other Secured Party (and each of their respective permitted successors, assigns and novatees), hereby agree as follows:

SECTION 1

DEFINITIONS; RULES OF INTERPRETATION

Section 1.1	Definition of Terms Used Herein

Unless the context otherwise requires, all capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

Section 1.2	UCC

Terms used herein that are defined in the UCC but not defined herein have the meanings given to them in the UCC (and if defined in more than one Article of the UCC, shall have the meaning given in Article 8 or 9 thereof), including the following which are capitalized herein:

Account Debtor

Account

Certificate of Title

Certificated Security

Chattel Paper

Commercial Tort Claim

Commodity Account

Commodity Contract

Commodity Intermediary

Deposit Account

Document

Electronic Chattel Paper

Equipment

Fixtures

General Intangible

Goods

Instrument

Inventory

Investment Property

Jurisdiction of Organization

Letter-of-Credit Right

Money

Payment Intangible

Proceeds

Record

Securities Account

Securities Intermediary

Security

Security Entitlement

Supporting Obligation

Tangible Chattel Paper

Uncertificated Security

Section 1.3	General Definitions In this Agreement:

“Accounts Receivable” means (a) all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, Liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Collateral Support and Supporting Obligations related to the foregoing and (b) rights to receive amounts payable under the following:

(i)	any and all rights to license products retained by any Grantor;

(ii)	all sales, leases or licenses of any other goods or products or the rendering of any other services and all collateral security and guaranties of any kind given by any person with respect to any of the foregoing;

(iii)	any and all tax refunds and tax refund claims; and

(iv)	all money, reserves and property relating to any of the foregoing whether now or at any time hereafter in the possession or under the control of any Grantor or any agent or custodian for any Grantor.

“Additional Grantor” has the meaning assigned to such term in Section 5.2.

“Agreement” has the meaning assigned to such term in the Preamble.

“Cash Collateral Account” means any Deposit Account or Securities Account established by the Collateral Agent in which cash and cash equivalents may from time to time be on deposit or held therein as provided herein.

“Collateral” has the meaning assigned to such term in Section 2.1, subject to the limitations set forth in Section 2.2.

“Collateral Agent” has the meaning assigned to such term in the Preamble.

“Collateral Support” means all property (real or personal) collaterally assigned, hypothecated or otherwise securing any Collateral described in Section 2.1(a) through (r) and includes any security agreement or other agreement granting a Lien in such real or personal property.

“Contracts” means all contracts, leases and other agreements entered into by any Grantor.

“Control Account” means a Securities Account or a Commodity Account maintained by any Grantor with a Securities Intermediary or Commodity Intermediary which account is the subject of an effective Control Account Agreement, and includes all financial assets held therein and all certificates and Instruments, if any, representing or evidencing such Control Account.

“Control Account Agreement” means a control account agreement substantially in the form of Exhibit A to this Agreement (with such changes as may be agreed to by the Collateral Agent in its sole discretion) or in another form approved by the Collateral Agent in its sole discretion (such approval not to be unreasonably withheld or delayed), executed by any Grantor and the Collateral Agent and acknowledged and agreed to by the relevant Securities Intermediary or Commodity Intermediary.

“Copyright Licenses” means any and all agreements and licenses (whether or not in writing) granting any right in or to any Copyright, including without limitation the agreements referred to in Section 10 of the Perfection Certificate under the heading “Exclusive Copyright Licenses” (as may be amended or supplemented from time to time).

“Copyrights” means all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and in and to databases, all protected designs within the meaning of 17 U.S.C. § 1301 et seq. and community designs, and all mask works fixed in semiconductor chip products (as defined in 17 U.S.C. § 901(a)(1)), whether statutory or common law, whether registered or unregistered and whether published or unpublished, as well as all moral rights, reversionary interests, and termination rights, now or hereafter in force throughout the world, and, with respect to any and all of the foregoing: (i) all registrations and pending applications therefor in the applicable Intellectual Property Registry including, without limitation, the registrations referred to in Section 10 of the Perfection Certificate (if any) under the heading “Copyrights” (as may be amended or supplemented from time to time), (ii) the right to obtain all extensions and renewals thereof, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations, or other violations of any of the foregoing, and (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” has the meaning assigned to such term in the Recitals.

“Deposit Account Control Agreement” means a deposit account control agreement substantially in the form of Exhibit B to this Agreement (with such changes as may be agreed to by the Collateral Agent in its sole discretion) or in another form approved by the Collateral Agent (such approval not to be unreasonably withheld or delayed), executed by any Grantor and the Collateral Agent and acknowledged and agreed to by the relevant depositary institution.

“Dividends” means, in relation to any Stock, all present and future: (a) dividends and distributions of any kind and any other sum received or receivable in respect of such Stock, (b) rights, shares, money or other assets accruing or offered by way of redemption, substitution, exchange, bonus, option, preference or otherwise in respect of such Stock, (c) allotments, offers and rights accruing or offered in respect of such Stock and (d) other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, such Stock.

“Excluded Assets” means, collectively, (a) motor vehicles and other equipment for which to Certificates of Title have been issued, (b) all leasehold interests in real property (other than fixtures) and all fee interests in real property (other than fixtures) with a fair market value of less than $2,000,000, (c) (i) any asset, licensed right or property right of Grantor of any nature if the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of such asset or property right or such Grantor’s loss of use of such asset or property right or (B) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) to which such Grantor is party and (ii) any asset or property right of Grantor of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided that in any event, immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Excluded Assets” shall not include all such rights and interests, (d) Equity Interests in any person other than a wholly owned Subsidiary to the extent the pledge of such Equity Interests is not permitted by the terms of such person’s Organizational Documents or any joint venture documents, (e) any Stock, Partnership interest or membership interest which is specifically excluded from the definition of Pledged Stock, Pledged Partnership Interests, or Pledged LLC Interests by virtue of the proviso to the respective definition thereof, (f) any United States trademark or service mark application filed on the basis of a Grantor’s intent-to-use such mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (g) any tangible or intangible assets of a Grantor as to which the cost of obtaining a security interest therein is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, as agreed by the Collateral Agent and the Borrower, which agreement shall not be unreasonably withheld, (h) any Excluded Deposit Account and (i) the cash collateral held in that certain collateral account collateralizing that certain Irrevocable Standby Letter of Credit dated as of May 7, 2014 between Borrower and Silicon Valley Bank.

“Exclusive Copyright Licenses” means any and all Copyright Licenses pursuant to which a Grantor receives an exclusive license in respect of any Copyright registered with the United States Copyright Office.

“Excluded Deposit Account” means any Deposit Account (a) used exclusively for payroll, payroll taxes or other employee wage and benefit payments or (b) having an average monthly credit balance equal to or less than $125,000 individually and an aggregate balance in all such accounts equal to or less than $250,000.

“Grantor” has the meaning assigned to such term in the Preamble.

“Insurance” means all contracts and policies of insurance of any kind now or in the future taken out by or on behalf of any Grantor or (to the extent of such Grantor’s interest) in which it now or in the future has an interest.

“Intellectual Property” means, collectively, all intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Patents, Trademarks, Trade Secrets, intangible rights in internet domain names, software and databases not otherwise included in the foregoing, and the right to sue at law or in equity or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Registry” means the United States Patent and Trademark Office, the United States Copyright Office, any state intellectual property registry and any foreign counterpart of any of the foregoing.

“Intellectual Property Security Agreement” has the meaning assigned to such term in Section 4.8(a).

“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit D to this Agreement, executed by an Additional Grantor and delivered to the Collateral Agent.

“LLC” means (a) as of the date of this Agreement, any limited liability company set forth in Section 1 of the Perfection Certificate and (b) any limited liability company in which any Grantor acquires an interest after the date of this Agreement (as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).

“LLC Agreement” means the limited liability company agreement or such analogous agreement governing the operation of any LLC.

“Partnership” means (a) as of the date of this Agreement, any partnership set forth in Section 1 of the Perfection Certificate and (b) any partnership in which any Grantor acquires an interest after the date of this Agreement (as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).

“Partnership Agreement” means the partnership agreement of any Partnership or such analogous agreement governing the operation of any Partnership.

“Patent Licenses” means all agreements and licenses (whether or not in writing) granting any right in or to any Patent.

“Patents” means all United States and foreign patents, certificates of invention, and pending applications for any of the foregoing throughout the world, including, without limitation: (i) each patent and patent application referred to in Section 10 of the Perfection Certificate (if any) under the heading “Patents” (as may be amended from time to time), and (ii) all divisions, continuations, and continuations-in-part thereof and all rights to obtain any reissues or extensions of the foregoing, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations or other violations of any of the foregoing, and (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Perfection Certificate” means, with respect to any Grantor, a certificate dated as of the date hereof, substantially in the form of Exhibit G (with any changes that the Grantor and the Collateral Agent and, if required by the Loan Documents, the Required Lenders shall have approved), completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Collateral Agent, and signed by an officer of such Grantor.

“Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Grantor to the extent that the same constitutes Collateral (subject to Section 2.2 hereof), all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Grantor in respect of any of the foregoing and all Dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles, Investment Property, Instruments or any other category of Collateral.

“Pledged LLC Interests” means all of any Grantor’s right, title and interest as a member of any LLC and all of such Grantor’s right, title and interest in, to and under any LLC Agreement to which it is a party, to the extent that the same constitutes Collateral (subject to Section 2.2 hereof); provided that “Pledged LLC Interest” shall not include more than 65% of the total outstanding voting membership interest of any CFC or FSHCO.

“Pledged Notes” means all of any Grantor’s right, title and interest in each Instrument evidencing Indebtedness with an outstanding principal balance of $125,000 or more owed to such Grantor, and all cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Partnership Interests” means all of any Grantor’s right, title and interest as a limited and/or general partner in any Partnership and all of such Grantor’s right, title and interest in, to and under any Partnership Agreement to which it is a party to the extent that the same constitutes Collateral (subject to Section 2.2 hereof); provided that “Pledged Partnership Interest” shall not include more than 65% of the total outstanding voting Partnership interest of any CFC or FSHCO.

“Pledged Stock” means (a) as of the date of this Agreement, the shares of Stock listed in Section 11 of the Perfection Certificate (as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement) and (b) any shares of Stock in which any Grantor acquires an interest after the date of this Agreement, in each case to the extent that the same constitutes Collateral (subject to Section 2.2 hereof); provided that “Pledged Stock” shall not include more than 65% of the total outstanding voting Stock of any CFC or FSHCO.

“Secured Obligations” has the meaning assigned to such term in Section 2.1.

“Security Interest” means, collectively, the continuing security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties pursuant to Section 2.1.

“Security Supplement” means any supplement to this Agreement in substantially the form of Exhibit C, executed by an Authorized Officer of the applicable Grantor.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock) of or in a corporation, whether voting or non-voting and all rights to subscribe for, purchase or otherwise acquire any of the foregoing.

“Trade Secret Licenses” means any and all agreements and licenses (whether or not in writing) granting any right in or to any Trade Secret.

“Trade Secrets” means all trade secrets and all other confidential and proprietary information, know-how, processes, designs, inventions, technology, compilations, data, databases, and computer programs (whether in source code, object code, or other form) and all rights in documentation (including without limitation user manuals and training materials) related thereto, and proprietary methodologies and algorithms, to the extent not covered by the definitions of Patents, Trademarks and Copyrights, now or hereafter owned or used in, or held for use in, the business of any Grantor, whether or not reduced to a writing or other tangible form, and with respect to any and all of the foregoing, (i) the right to sue or otherwise recover for past, present and future infringements, misappropriations, and other violations thereof, and (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Trademark Licenses” means any and all agreements and licenses (whether or not in writing) granting any right in or to any Trademark.

“Trademarks” means all United States, state and foreign trademarks, trade names, trade dress, service marks, certification marks, collective marks, logos and other source or business identifiers, all registrations and pending applications for any of the foregoing, whether registered or unregistered, and whether established or registered in an Intellectual Property Registry in any country or any political subdivision thereof, and with respect to any and all of the foregoing: (i) all common law rights related thereto, (ii) the trademark registrations and pending applications referred to in Section 10 of the Perfection Certificate (if any) under the heading “Trademarks” (as may be amended or supplemented from time to time), (iii) the right to obtain renewals of any of the foregoing, (iv) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (v) the right to sue or otherwise recover for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing or for any injury to goodwill, and (vi) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of, or remedies with respect to a security interest is governed by the Uniform Commercial Code or other personal property security laws of any jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code or other personal property security laws as in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such perfection, priority or remedies and for the definitions related to such provisions.

Section 1.4	Rules of Interpretation

The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement; provided that, unless the context requires otherwise, all references herein to Sections and Exhibits shall be construed to refer to Sections of, and Exhibits to, this Agreement. Unless otherwise specified, the Exhibits to this Agreement, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, are incorporated herein by reference. Other than this Section 1.4, if any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. If any conflict or inconsistency exists between this Agreement and any Loan Document other than the Credit Agreement, this Agreement shall govern. All references herein to provisions of the UCC include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2

GRANT OF SECURITY

Section 2.1	Grant of Security

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Obligations at any time owed or owing to the Secured Parties (or any of them) (collectively, the “Secured Obligations”), each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Contracts, including without limitation all Trademark Licenses, Copyright Licenses, Patent Licenses and Trade Secret Licenses;

(d)	all Documents;

(e)	all General Intangibles, including without limitation all Intellectual Property owned by such Grantor and that portion of the Pledged Collateral constituting General Intangibles;

(f)	all Goods whether tangible or intangible, wherever located, including without limitation all Inventory, Equipment, Fixtures and Money;

(g)	all Instruments, including without limitation that portion of the Pledged Collateral constituting Instruments;

(h)	all cash and Deposit Accounts, including without limitation all Cash Collateral Accounts constituting Deposit Accounts;

(i)	all Insurance;

(j)	all Investment Property, including without limitation all Control Accounts, all Cash Collateral Accounts constituting Investment Property and that portion of the Pledged Collateral constituting Investment Property;

(k)	all Accounts Receivable;

(l)	all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests;

(m)	all books and Records;

(n)	all Money or other property of any kind which is received by such Grantor in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Grantor or any of its property or income;

(o)	all causes of action, including all Commercial Tort Claims described in Section 13 of the Perfection Certificate and all Money and other property of any kind received therefrom, and all Money and other property of any kind recovered by any Grantor;

(p)	all Letter of Credit Rights;

(q)	all Collateral Support and Supporting Obligations relating to any of the foregoing; and

(r)	all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of or in respect of any of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to the foregoing.

Section 2.2	Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the term “Collateral” include, and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Excluded Assets (but only for so long as such property shall constitute Excluded Assets); provided that, in any event, the Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests identified in Section 11 of the Perfection Certificate hereof shall constitute “Collateral”.

Section 2.3	Grantors Remain Liable

(a)	Anything contained herein to the contrary notwithstanding, subject to the terms of the Credit Agreement:

(i)	each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;

(ii)	the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any contracts and agreements included in the Collateral; and

(iii)	neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)	Neither the Collateral Agent nor any other Secured Party nor any purchaser at a foreclosure sale under this Agreement shall be obligated to assume any obligation or liability under any contracts and agreements included in the Collateral unless the Collateral Agent, such other Secured Party or such purchaser, as the case may be, otherwise expressly agrees in writing to assume any or all of said obligations.

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties, on and as of the Effective Date, that:

Section 3.1	Title

Such Grantor owns the Collateral purported to be owned by it free and clear of any and all Liens, other than Permitted Encumbrances. Such Grantor has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (b) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any Intellectual Property Registry in any jurisdiction or (c) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for filings with respect to Permitted Encumbrances.

Section 3.2	Names, Locations

(a)	The Perfection Certificate sets forth with respect to such Grantor, (i) under Section 1, its exact legal name, as such name appears in the public record of its Jurisdiction of Organization which shows such Grantor to have been organized, (ii) under Section 4, each other legal name that such Grantor has had in the past five years, together with the date of the relevant change (if applicable), (iii) under Section 2, the United States federal employer identification number of such Grantor (if any) and (iv) under Section 2, the jurisdiction of organization of such Grantor and its organizational identification number or statement that such Grantor has no such number.

(b)	Section 3 of the Perfection Certificate sets forth with respect to such Grantor under the heading “Locations”, the chief executive office and “location” (within the meaning of Section 9-307 of the UCC) of such Grantor. Except as set forth in Section 4 of the Perfection Certificate under the heading “ Changes in Jurisdiction of Organization, Chief Executive Office, “Location” Under Section 9-307 of the UCC, Identity or Organizational Structure”, such Grantor has not changed its jurisdiction of organization, chief executive office or other such “location” in the past five years.

(c)	Section 9 of the Perfection Certificate sets forth with respect to such Grantor under the heading “Third Parties Holding Collateral”, the names and addresses of all persons other than such Grantor or the Collateral Agent that have actual possession of any of the Collateral of such Grantor having a book value greater than $125,000 individually or $250,000 in the aggregate at any time.

(d)

Except as set forth in Section 4 of the Perfection Certificate under the heading “Changes in Name, Jurisdiction of Organization, Chief Executive Office, “Location” Under Section 9-307 of the UCC, Identity or Organizational Structure”, such Grantor has not changed its identity or organizational structure in any way in the past five years. Changes in identity or organizational structure would include mergers, consolidations and acquisitions, as well as any change in the form or jurisdiction of organization of such Grantor. If any such change has occurred, Section 4 of the Perfection Certificate sets forth the date of such change and the exact legal name of each acquiree or constituent party to a merger or consolidation.

Section 3.3	Filings, Consents

Attached hereto as Exhibit E are copies of all UCC financing statements required to be made in each relevant jurisdiction. Such financing statements are all of the filings that are necessary to perfect a Security Interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by the filing of a UCC-1.

Section 3.4	Security Interests

The Security Interest constitutes legal and valid security interest in all Collateral that is subject to Article 8 or Article 9 of the UCC securing the payment and performance of the Secured Obligations. Subject to the completion of the filings described in Section 3.3 and to value being given, the Security Interest is, and shall be, a validly created and perfected security interest in all Collateral in which a security interest may be perfected by filing of a financing statement in the United States pursuant to the UCC, prior to any other Lien on any of the Collateral, other than Permitted Encumbrances that have priority as a matter of law.

Section 3.5	Accounts Receivable

No Account Receivable constituting Collateral of an amount greater than $125,000 individually and $250,000 in the aggregate is evidenced by, or constitutes an Instrument or Chattel Paper that has not been delivered to, or otherwise subjected to the control (within the meaning of Section 9-105 of the UCC) of, the Collateral Agent to the extent required by, and in accordance with, Section 4.6.

Section 3.6	Pledged Collateral, Deposit Accounts

(a)

Section 15 of the Perfection Certificate sets forth under the headings “Securities Accounts” and “Commodity Accounts,” respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest. Such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account and such Grantor has not consented to, and is not otherwise aware of, any person (other than the Collateral Agent pursuant to this Agreement)

having “control” (as defined in Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any Securities or other property credited thereto, in each case subject to Permitted Encumbrances.

(b)	Section 15 of the Perfection Certificate sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest and such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any person (other than the Collateral Agent pursuant to this Agreement) having “control” (as defined in Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein, in each case subject to Permitted Encumbrances. Each Deposit Account listed in Section 15 of the Perfection Certificate and designated with an asterisk is an Excluded Deposit Account on and as of the Effective Date.

(c)	Section 12 of the Perfection Certificate sets forth under the heading “Instruments” all of the Pledged Notes.

(d)	Section 11 of the Perfection Certificate sets forth under the heading “Securities” all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests of such Grantor. The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by each Grantor constitute, as of the date hereof, that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth in Section 11 of the Perfection Certificate. Section 11 of the Perfection Certificate identifies any such Pledged Stock, Pledged Partnership Interests or Pledged LLC Interests that are represented by Certificated Securities.

(e)	All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.

(f)	As of the date hereof, no person other than such Grantor (or its agent or designee) or the Collateral Agent has “control” (as defined in Sections 8-106 and 9-106 of the UCC) over any Pledged Collateral of such Grantor and, other than the Pledged Partnership Interests and the Pledged LLC Interests that constitute General Intangibles, there is no Pledged Collateral other than (i) Pledged Collateral that is represented by Certificated Securities, Instruments or Tangible Chattel Paper that are (or will be) in the possession of the Collateral Agent (or its agent or designee) and (ii) Pledged Collateral held in a Control Account, in each case except as permitted by this Agreement.

(g)	[Reserved]

(h)	There are no restrictions on transfer in the LLC Agreement governing any Pledged LLC Interests or in the Partnership Agreement governing any Pledged Partnership Interests or in any stockholders’ agreement or other similar agreement governing the Pledged Collateral which would limit or restrict (i) the grant of a security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, (ii) the perfection of such security interest, (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock or (iv) the transfer of the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, in each case as contemplated by this Agreement. Further, the terms of any Pledged LLC Interests and Pledged Partnership Interests either (i) expressly provide, and any certificates representing such Pledged LLC Interests or Pledged Partnership Interests expressly provide, that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in any jurisdiction, including, without limitation, the “issuer’s jurisdiction” (as such term is defined in the UCC in effect in such jurisdiction) of each issuer thereof, or (ii) (A) are not traded on securities exchanges or in securities markets, (B) are not “investment company securities” (as defined in Section 8-103(b) of the UCC) and (C) do not provide, in the related LLC Agreement or Partnership Agreement, as applicable, certificates, if any, representing such Pledged LLC Interests or Pledged Partnership Interests, as applicable, or otherwise that they are securities governed by the Uniform Commercial Code of any jurisdiction.

(i)	To the knowledge of the relevant Grantor, each of the Pledged Notes constitutes the legal and valid obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.7	Intellectual Property

(a)	Section 10 of the Perfection Certificate (as may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Trademarks, Patents and Copyrights issued or registered by, or applied-for with, an Intellectual Property Registry and, in each case, owned by such Grantor and (ii) all Exclusive Copyright Licenses (including all Copyrights licensed therein).

(b)

Such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed as owned by Grantor in Section 10 of the Perfection Certificate (as may be amended or supplemented by Grantor from time to time), free and clear of all Liens, other than licenses of Intellectual Property granted in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries, and such Grantor owns or has the valid right to use all other Intellectual Property necessary for, used in or held for use in the business of Borrower and its Restricted Subsidiaries, in each case, free and clear of all Liens, other than licenses of Intellectual Property granted in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries.

(c)	On the date hereof, all Intellectual Property owned by or exclusively licensed by such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor are any of the Patents included in the Collateral the subject of a reexamination proceeding, except in each case as could not reasonably be expected to have a Material Adverse Effect, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain in full force and effect any and all registrations and applications of Intellectual Property owned by and material to the business of such Grantor.

(d)	All Intellectual Property owned by such Grantor material to the business of Borrower and its Restricted Subsidiaries, taken as a whole, is valid and enforceable.

(e)	No holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability or scope of, or such Grantor’s right to register, own or use, any Intellectual Property (except for non-final, ordinary course office actions related to any United States or foreign Intellectual Property registration efforts), and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(f)	Except as set forth in Section 10 of the Perfection Certificate (as may be amended or supplemented from time to time), all registrations and applications for any Copyrights, Patents and Trademarks with an Intellectual Property Registry owned by such Grantor and material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, are listed in the records of such Intellectual Property Registry as being owned by such Grantor.

(g)	Such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, except in each case to the extent that any failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(h)	Such Grantor controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in each case consistent with industry standards, and has taken commercially reasonable action necessary to insure that all licensees of such Trademarks comply with the standards of quality of the Borrower and its Restricted Subsidiaries, taken as a whole.

(i)	Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets constituting Intellectual Property material to the business of the Borrower and its Subsidiaries, taken as a whole, to the extent that it intends to maintain them as a Trade Secret.

(j)	Such Grantor has not conducted any special searches, and to such Grantor’s knowledge, the conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Trademark, Patent, Copyright, or Trade Secret owned or controlled by any other Person, except as could not reasonably be expected to result in a Material Adverse Effect. To such Grantor’s knowledge, except as set forth in Section 10 of the Perfection Certificate, no claim has been made against such Grantor that the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any Person, except as could not reasonably be expected to result in a Material Adverse Effect.

(k)	To such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property included in the Collateral, except as could not reasonably be expected to have a Material Adverse Effect.

(l)	No settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases in relation to rights to Intellectual Property included in the Collateral, have been entered into by such Grantor or bind such Grantor in a manner that could reasonably be expected to have a Material Adverse Effect (it being understood that such Grantor shall have the right to enter into or become bound by settlements, consents, covenants not to sue, co-existence agreements, non-assertion assurances or releases that such Grantor determines in good faith and in its reasonable business judgment are desirable and in the reasonable best interests of the business of Borrower and its Subsidiaries).

SECTION 4

COVENANTS

Section 4.1	Change of Name; Place of Business

Unless a Grantor has given the Collateral Agent at least 15 days prior written notice, such Grantor will not change (i) its legal name, (ii) its jurisdiction of organization, (iii) in the case of a Grantor that is not a registered organization formed under the law of a state of the United States, the location of its chief executive office or “location” (within the meaning of Section 9-307 of the UCC), (iv) its type of organization or (v) its organizational identification number (if any) or federal employer identification number (if any). Each Grantor agrees to cooperate with the Collateral Agent, at the expense of the Grantors, in making all filings that are required in order for the Collateral Agent to continue at all times following any such change to have a legal, valid and perfected Security Interest in all the Collateral.

Section 4.2	Periodic Certification

In accordance with Section 5.01(f) of the Credit Agreement and from time to time as requested by the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent the information required by Section 5.01(f) of the Credit Agreement and a Security Supplement, together with all amendments or supplements to the schedules to the Perfection Certificate.

Section 4.3	Protection of Security

Each Grantor shall, at its own cost and expense, take (a) any and all actions necessary or reasonably requested by the Collateral Agent to maintain the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien (except Permitted Encumbrances) and (b) commercially reasonable actions to defend the Collateral and such Security Interest against the claims and demands of all persons, subject in each case to such claims or demands permitted by the Credit Agreement and the rights (if any) of such Grantor under the Loan Documents to dispose of Collateral. Except as permitted by the Credit Agreement and the express rights (if any) of such Grantor under the Loan Documents to dispose of Collateral, or otherwise consented to by the Collateral Agent, no Grantor shall take or cause to be taken any action that could be reasonably expected to impair the Collateral Agent’s rights in the Collateral.

Section 4.4	Insurance

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent

(and attorney-in-fact) for the purpose of making, settling and adjusting claims in respect of the Collateral under Insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the Proceeds of such Insurance and for making all determinations and decisions with respect thereto; provided, however, that the Collateral Agent shall not take any of such actions until after the occurrence and during the continuance of an Event of Default. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the Insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of such Grantor hereunder or without waiving any Event of Default, in its sole discretion and at such Grantor’s expense, obtain and maintain such Insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.

Section 4.5	Equipment and Inventory

(a)	Each Grantor hereby covenants and agrees that except as permitted by the Credit Agreement, it shall not deliver any Document evidencing any of its Equipment or Inventory to any person other than (i) the issuer of such Document to claim the Goods evidenced thereby, (ii) the Collateral Agent (or its agent or designee) or (iii) any other Grantor.

(b)	Each Grantor hereby covenants and agrees that, upon the occurrence and during the continuance of an Event of Default, such Grantor shall not permit any Equipment, Inventory or other Goods located in the United States of such Grantor having a value greater than $125,000, individually, or $250,000, in the aggregate, to be in the possession or control of any third party (including warehousemen, bailees, agents or processors) at any time, unless such third party shall have been notified of the Collateral Agent’s Security Interest and such Grantor shall have used commercially reasonable efforts to obtain from such third party a written acknowledgement and agreement to hold such Equipment, Inventory or other Goods for the Collateral Agent’s benefit and subject to the Security Interest and the instructions of the Collateral Agent and to waive and release any Lien held by it with respect to such Equipment, Inventory or other Goods, whether arising by operation of law or otherwise. The requirements of this Section 4.5(b) shall not apply to Equipment, Inventory or other Goods in transit, out for repair or at other locations for purposes of onsite maintenance, repair or demonstration, movable computer equipment and related hardware and software that is temporarily removed by employees or Equipment consisting of tools leased by Grantor to its customers, in each case in the ordinary course of the applicable Grantor’s business.

Section 4.6	Accounts Receivable

(a)	Each Grantor hereby covenants and agrees that it shall keep and maintain at its own cost and expense records of its Accounts Receivable, and its material dealings therewith, in each case consistent with such Grantor’s ordinary course of business and complete and accurate in all material respects. At any time following the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall promptly (i) cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable, (ii) deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts Receivable, including all original orders, invoices and shipping receipts and (iii) furnish to the Collateral Agent the contact information and other information regarding any Account Debtor under any Accounts Receivable.

(b)

The Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to notify (with a copy to the relevant Grantor), or require any Grantor to notify, any Account Debtor of the Collateral Agent’s Security Interest in the Accounts Receivable and any Supporting Obligation and the Collateral Agent may in such circumstances: (i) direct the Account Debtors under any Accounts Receivable to make payment of all amounts due or to become due to any Grantor thereunder directly to the Collateral Agent, (ii) notify, or require a Grantor to notify, each person maintaining a lockbox or similar arrangement to which Account Debtors under any Accounts Receivable have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent, (iii) communicate with obligors under the Accounts Receivable to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable and (iv) enforce, at the expense of any Grantor, collection of any such Accounts Receivable and to adjust, settle or compromise the amount or payment thereof. If the Collateral Agent notifies a Grantor that it has elected to collect the Accounts Receivable in accordance with the preceding sentence, any payments of Accounts Receivable received by such Grantor shall be deposited promptly (and in any event within two Business Days after the Collateral Agent notifies the Grantor of the account details of the Cash Collateral Account and accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit) by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent or in blank, if required, in a Cash Collateral Account maintained under the sole dominion and control of the Collateral Agent and until so turned over, all amounts and Proceeds (including cash, checks, non-cash items and other instruments)

received by such Grantor in respect of the Accounts Receivable, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and the Grantor shall not adjust, settle or compromise the amount or payment of any Accounts Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon without the prior written consent of the Collateral Agent. All amounts and Proceeds while held by the Collateral Agent (or by a Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 7.3 hereof.

(c)	If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other person to secure payment and performance of an Account in excess of $250,000, to the extent permissible under the document granting a security interest without the requirement of any notice to, or consent or other action by, such Account Debtor or such other person, such Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other person granting the security interest.

(d)	With respect to any Accounts Receivable in excess of $125,000 individually or $250,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Accounts Receivable hereafter arising, as soon as practicable, and in any event within ten days of such Grantor acquiring rights therein. With respect to any Accounts Receivable in excess of $125,000 individually or $250,000 in the aggregate that constitutes Electronic Chattel Paper, each Grantor shall take all steps necessary to give the Collateral Agent “control” (as defined in Section 9-105 of the UCC) over such Accounts Receivable (x) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (y) with respect to any such Accounts Receivable hereafter arising, within ten days of such Grantor acquiring rights therein. Any Accounts Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this Section 4.6 shall be delivered or subjected to such control upon the request of the Collateral Agent following the occurrence and continuance of an Event of Default.

Section 4.7	Pledged Collateral, Deposit Accounts

(a)	Except as permitted by the Credit Agreement, each Grantor hereby covenants and agrees that, without the prior written consent of the Collateral Agent, it shall not vote or take any other action to amend or terminate any Partnership Agreement, LLC Agreement, certificate of incorporation, by-laws or other Organizational Documents in any way that adversely affects the validity, perfection or priority of the Collateral Agent’s Security Interest. Each Grantor hereby covenants and agrees that, on or after the date hereof, without the prior written consent of the Collateral Agent, it will not designate or specify in any applicable document or contract that any of the Pledged LLC Interests or the Pledged Partnership Interests are governed by Article 8 of the UCC unless it shall cause certificates to be issued in respect of such Equity Interest and deliver such certificates to the Collateral Agent in accordance with the terms of Section 4.7(e)(iii) hereof.

(b)	[Reserved]

(c)	Each Grantor hereby covenants and agrees that, in the event it establishes or acquires rights in any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing), Securities Accounts, Commodity Accounts or Deposit Accounts (other than any Excluded Deposit Accounts) or any Excluded Deposit Account ceases to be an Excluded Deposit Account, in each case during any fiscal quarter of the Grantors ending after the date of this Agreement, such Grantor shall promptly deliver to the Collateral Agent, but in any event not later than the delivery of the Compliance Certificate of such fiscal quarter (or such later date as is acceptable to the Collateral Agent in its sole discretion), a completed Security Supplement together with all supplements to the relevant Perfection Certificate, reflecting such new Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing), Securities Accounts, Commodity Accounts or Deposit Accounts (with each Excluded Deposit Account listed in such supplements to the Perfection Certificate being indicated by an asterisk). Notwithstanding the foregoing, it is understood and agreed that the Security Interest of the Collateral Agent shall attach to all Pledged Collateral, Securities Accounts, Commodities Accounts and Deposit Accounts (other than Excluded Deposit Accounts) immediately upon such Grantor’s acquisition of rights therein and shall not be affected by the failure of such Grantor to deliver a supplement to Section 15 of the Perfection Certificate as required hereby.

(d)	Each Grantor hereby covenants and agrees that it shall enforce its rights with respect to any Pledged Collateral, Deposit Accounts, Commodity Accounts and Securities Accounts as is consistent with its ordinary course of business.

(e)	Each Grantor agrees that with respect to (x) any Securities Accounts, Commodity Accounts or Deposit Accounts (other than Excluded Deposit Accounts) listed in Section 15 of the Perfection Certificate on the date of this Agreement, it will comply with the provisions of this Section 4.7(e) promptly, but in any event, within 10 Business Days of the Amendment No. 1 Effective Date (or such later date as is acceptable to the Collateral Agent in its sole discretion) (and as further set forth below) and (y) any Pledged Collateral and any Securities, Instruments, Tangible Chattel Paper, Securities Account, Commodities Account or Deposit Account (other than Excluded Deposit Accounts) not listed in Section 15 of the Perfection Certificate on the date of this Agreement, it shall comply with the provisions of this Section 4.7(e) promptly, and in any event within 15 days (or, in the case of Securities Accounts, Commodity Accounts or Deposit Accounts (other than Excluded Deposit Accounts), 45 days) (or such later date as is acceptable to the Collateral Agent in its sole discretion) of such Grantor acquiring rights therein (or of any Deposit Account ceasing to be an Excluded Deposit Account), in each case in form and substance reasonably satisfactory to the Collateral Agent.

(i)	With respect to any Pledged Collateral consisting of Securities Accounts, Securities Entitlements, Commodity Accounts or Commodity Contracts it shall cause the Securities Intermediary or Commodity Intermediary, as applicable, maintaining such Securities Account, Securities Entitlement or Commodity Account to enter into a Control Account Agreement.

(ii)	With respect to any Deposit Account (other than any Excluded Deposit Account), it cause the depositary institution maintaining such account to enter into a Deposit Account Control Agreement.

(iii)	With respect to any Pledged Collateral constituting Certificated Securities and any Instruments or Tangible Chattel Paper acquired or pledged on or after the date hereof, other than as agreed to by the Collateral Agent in its reasonable discretion, it shall deliver or cause to be delivered to the Collateral Agent (or its agent or designee) all such Certificated Securities, Instruments and Tangible Chattel Paper, stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and all other instruments and documents as the Collateral Agent may reasonably request or that are necessary to give effect to the pledge granted hereby; provided, however that such certificates or instruments with respect to the Foreign Subsidiaries of the Borrowing existing on the Effective Date shall be delivered to the Collateral Agent within 30 days of the Effective Date (or such later date as the Collateral Agent may agree). Certificated Securities with respect to any Domestic Subsidiaries shall be delivered to the Collateral Agent on the Effective Date.

(iv)	With respect to any Pledged Collateral constituting Uncertificated Securities, upon the reasonable request of the Collateral Agent, it shall cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to promptly (but in any event within 30 days of such request) agree in writing with such Grantor and the Collateral Agent that such issuer will comply with instructions originated by the Collateral Agent with respect to such Uncertificated Security without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent.

(v)	Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, without notice to the Grantors, to (A) transfer all or any portion of the Pledged Collateral to its name or the name of its nominee or agent and (B) exchange any certificates or Instruments representing any Investment Property for certificates or Instruments of smaller or larger denominations.

(vi)	Notwithstanding anything to the contrary set forth in any Deposit Account Control Agreement, Control Account Agreement or elsewhere, the Collateral Agent agrees not to deliver any notice of exclusive control (or equivalent) or similar instructions to any relevant depositary institution, Securities Intermediary or Commodity Intermediary (as applicable) unless an Event of Default has occurred and is continuing.

(f)	Voting and Distributions

(i)	So long as no Event of Default shall have occurred and be continuing:

(A)	except as otherwise provided in this Section 4.7 or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement or the other Loan Documents; unless the result thereof could reasonably be expected to materially and adversely affect the rights and remedies of any of the Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(B)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent that it is entitled to exercise the same pursuant to clause (f)(i)(A) above and to receive the cash Dividends that it is entitled to receive pursuant to clause (f)(i)(C) below; and

(C)	each Grantor shall be entitled to receive and retain any and all cash Dividends, interest, principal, distributions, Securities or other property paid on the Pledged Collateral to the extent and only to the extent that such cash Dividends, interest, principal, distributions, Securities or other property are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws. All noncash Dividends, interest, principal, distributions, Securities or other property, and all Dividends, interest, principal, distributions, Securities or other property paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral without any further action. Such Grantor shall take all steps, if any, necessary or reasonably requested by the Collateral Agent pursuant to the terms of this Agreement to ensure that the Collateral Agent obtains a valid and perfected security interest in and, if applicable, “control” (as defined in Article 8 or Article 9 of the UCC, as applicable) over such noncash Dividends, interest, principal, distributions, Securities or other property (including delivery thereof to the Collateral Agent (or its agent or designee)) and pending any such action such Grantor shall be deemed to hold such noncash Dividends, interest, principal, distributions, Securities or other property in trust for the benefit of the Collateral Agent and, to the extent necessary to create and/or maintain the validity, perfection or priority of the Security Interest in such property shall be segregated from all other property of such Grantor.

(ii)	Upon the occurrence and during the continuance of an Event of Default:

(A)	upon written notice by the Collateral Agent to the Grantors, all rights of the Grantors to exercise or refrain from exercising the voting and other consensual rights that they would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; provided that, subject to the terms of the Credit Agreement, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights;

(B)	in order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all Dividends, interest and other distributions that it may be entitled to receive hereunder: (1) the Grantors shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent (or its agent or designee) all proxies, Dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1; and

(C)	upon written notice by the Collateral Agent to the Grantors, all rights of the Grantors to Dividends, interest or principal that any Grantor is authorized to receive pursuant to clause (f)(i)(C) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such Dividends, interest or principal.

After all Event of Defaults have been cured or waived or the underlying notice (if applicable) has been rescinded, each Grantor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of clause (f)(i) above.

Section 4.8	Intellectual Property

(a)

In the case of any Collateral (whether now owned or hereafter acquired) consisting of (i) registrations of or applications for U.S. Patents, Trademarks and Copyrights, or (ii) Exclusive Copyright Licenses, each Grantor shall execute and deliver to the Collateral Agent short-form security agreements substantially in the form of Exhibit F-1, Exhibit F-2 or Exhibit F-3 (each, an “Intellectual Property Security Agreement”) covering all such Patents, Trademarks, Copyrights and Exclusive Copyright Licenses, respectively, in appropriate form for recordation with the United States Patent and Trademark Office or United States Copyright Office with respect to the security interest of the Collateral Agent to the extent requested by the Collateral Agent on the Effective Date and, in respect of Collateral hereafter acquired, pursuant to paragraph (b) below.

(b)	In the event that any Grantor, either itself or through any agent, employee, licensee or designee, files or acquires a registration of or application for any U.S. Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any successor thereto, or becomes a party to any Exclusive Copyright License, during any fiscal quarter, such Grantor shall deliver to the Collateral Agent a completed Security Supplement together with all supplements to Section 10 of the Perfection Certificate not later than the delivery of the Compliance Certificate for such fiscal quarter, and shall execute and deliver Intellectual Property Security Agreements covering all such Patents, Trademarks, Copyrights and Exclusive Copyright Licenses, respectively, in appropriate form for recordation with the United States Patent and Trademark Office or United States Copyright Office and any and all other agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s Security Interest in such Patent, Trademark, Copyright or Exclusive Copyright License.

(c)	Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License, Trademark License or Trade Secret License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

Section 4.9	Covenants in Credit Agreement

Each Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.

SECTION 5

FURTHER ASSURANCES; ADDITIONAL GRANTORS

Section 5.1	Further Assurances

(a)	Each Grantor agrees that from time to time, at its expense, it shall promptly execute and deliver to the Collateral Agent (or its agent or designee) all further instruments and documents and take all further action that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any Security Interest granted or purported to be granted hereby or to enable the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor shall:

(i)	execute, acknowledge, deliver or cause to be duly filed (as applicable) all such further instruments, documents, endorsements, powers of attorney or notices, and take all such actions as the Collateral Agent may deem necessary (by notice to such Grantor) or from time to time reasonably request, to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interests and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith;

(ii)	take all actions the Collateral Agent may deem necessary (by notice to such Grantor) or from time to time reasonably request, to ensure the recordation of appropriate evidence of the Security Interest granted hereunder in the Intellectual Property owned by the Grantor with any Intellectual Property Registry in which said Intellectual Property is registered or in which an application for registration is pending; and

(iii)	at the Collateral Agent’s request, appear in and defend any action or proceeding that could reasonably be expected to adversely affect such Grantor’s title to or the Collateral Agent’s Security Interests in all or any part of the Collateral.

Notwithstanding anything contained in this Agreement to the contrary, no Grantor shall be required to take any action hereunder (including, without limitation, with respect to the perfection or priority of the Security Interest granted herein) to the extent that the cost or burden of such action is excessive in relation to the benefit to the Secured Parties of the taking of such action as reasonably agreed by the Collateral Agent and Borrower.

(b)

All instruments, agreements or other documents executed, authorized or delivered pursuant to Section 5.1(a) shall contain terms and conditions no more onerous or burdensome with respect to any Grantor than the terms and provisions of this Agreement. Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, following the occurrence and during the continuance of an Event of Default, with notice thereof to such Grantor, to supplement this Agreement by supplementing the Perfection Certificate or adding additional schedules hereto to identify specifically any asset or item of Collateral that constitutes registered or applied-for Copyrights, Patents or Trademarks or any Exclusive Copyright Licenses; provided, however, that such Grantor shall have the right, exercisable within twenty (20) Business Days after notice by the Collateral Agent with respect to such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.

(c)	Each Grantor hereby authorizes the Collateral Agent, at the expense of the Grantor, to file a Record or Records, including financing statements, continuation statements and, in each case, amendments thereto, in all United States jurisdictions and with all filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect (or release) the Security Interest granted to the Collateral Agent herein, without the signature of such Grantor, which Records, in any event, shall include the financing statements attached hereto as Exhibit E. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” or words of similar import. The Collateral Agent agrees to make available copies of all such Records to the applicable Grantor upon the recordation thereof by each applicable filing office. Each Grantor agrees that a photographic or other reproduction of a financing statement shall be sufficient as a financing statement and may be filed as a financing statement in the jurisdictions listed in Section 1 of the Perfection Certificate.

Section 5.2	Additional Grantors

From time to time subsequent to the date hereof, additional persons may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Joinder Agreement. Upon delivery of any such Joinder Agreement to the Collateral Agent, notice of which is hereby waived by the Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.1	Power of Attorney

For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Agreement and the other Loan Documents at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all duly authorized officers or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent, proxy and attorney-in-fact, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s reasonable discretion, to take any and all actions and to execute any and all instruments and documents that the Collateral Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including but not limited to the following:

(a)	solely upon the occurrence of an Event of Default which is continuing,

(i)	to receive, endorse, assign, collect and deliver any and all notes, acceptances, checks, drafts, money orders or other instruments, documents and Chattel Paper or other evidences of payment relating to the Collateral;

(ii)	to ask for, demand, collect, sue for, recover, compound, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;

(iii)	to sign the name of such Grantor on any invoice, Document, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices or other document relating to any of the Collateral;

(iv)	to send verifications of Accounts Receivable or Contracts to any Account Debtor or parties to the Contracts, as applicable;

(v)	to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

(vi)	to settle, compromise, compound, adjust or defend any claims, actions, suits or proceedings relating to all or any of the Collateral;

(vii)	to notify and direct, or to require such Grantor to notify and direct, Account Debtors or parties to the Contracts to make payment directly to the Collateral Agent or as the Collateral Agent shall direct;

(viii)	to exercise the right to vote the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests, and all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including without limitation giving or withholding written consents of stockholders, calling special meetings of stockholders and voting at such meetings), with full power of substitution to do so; and such proxy shall be effective automatically and without the necessity of any action (including any transfer of any Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests on the record books of the issuer thereof) by any Person (including the issuer of the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests, or any officer or agent thereof);

(ix)	to collect and receive all cash dividends, interest, principal and other distributions made on the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests;

(x)	to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral;

(xi)	to prepare, sign and file for recordation in any Intellectual Property Registry, appropriate evidence of the Security Interest granted herein in Intellectual Property included in the Collateral in the name of such Grantor as assignor;

(xii)	to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge Taxes or Liens (other than Permitted Encumbrances) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(xiii)	generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Security Interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do, and

(b)	to prepare, execute and file Records (including UCC financing statements) as further described in Section 5.1(c).

Section 6.2	No Duty on the Part of Collateral Agent or Secured Parties

Notwithstanding any other provision of this Agreement, and without limiting any provision of the Credit Agreement, nothing herein contained shall be construed as requiring or obligating the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of each Grantor for the purposes set forth above is coupled with an interest and is irrevocable as to each Grantor until this Agreement is terminated and all Security Interests created hereby with respect to the Collateral of such Grantor are released. The provisions of this Section 6.2 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents of any other or further right that it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantors for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 6.3	Authority, Immunities and Indemnities of Collateral Agent

Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and that the Collateral Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Collateral Agent, including Article 10 thereof, as fully as if such Secured Party were a Lender. The Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7

REMEDIES

Section 7.1	Remedies Upon Event of Default

(a)	Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable law, and without limiting the foregoing, also may pursue any of the following separately, successively or simultaneously:

(i)	with respect to any Collateral consisting of Intellectual Property, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any or all of such Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained);

(ii)	require a Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith,

assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(iii)	with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and to enter without breach of the peace any premises owned or leased by the Grantors where the Collateral may be located for the purpose of taking possession of or removing the Collateral;

(iv)	prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate;

(v)	exercise dominion and control over, issue a notice of exclusive control with respect to and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any Cash Collateral Account maintained with the Collateral Agent constituting part of the Collateral;

(vi)	without prior notice except as specified below, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale or at any broker’s board or on any securities exchange, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem reasonable; provided that (A) the Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, (B) upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold, (C) each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and (D) each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted; and

(vii)	with respect to any Collateral consisting of contracts or agreements, the Collateral Agent may notify or require a Grantor to notify any counterparty to such contract or agreement to make all payments thereunder directly to the Collateral Agent.

(b)	The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any sale thereof and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(c)

Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under the UCC or other applicable law, any notice made shall be deemed reasonable if sent to such Grantor or the Borrower, addressed as set forth in the notice provisions of the Credit Agreement, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times during ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Grantors shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(d)	If the Proceeds of any sale or other disposition of the Collateral are insufficient to pay the entire outstanding amount of the Secured Obligations, the Grantors shall be jointly and severally liable for deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(e)	The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f)	The Collateral Agent shall have no obligation to marshal any of the Collateral.

Section 7.2	Intellectual Property

For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies and for no other purpose, each Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties only, an irrevocable during the term of this Agreement, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, now owned or hereafter acquired by such Grantor, and wherever the same may be located, or Patent

Licenses, Trademark Licenses or Copyright Licenses, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that only upon the occurrence and during the continuance of an Event of Default following any applicable cure period, may such license to the Collateral Agent be exercised, at the option of the Collateral Agent.

Section 7.3	Application of Proceeds

At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if and whenever any Event of Default has occurred and is continuing, the Collateral Agent shall apply all or any part of the Proceeds consisting of Collateral or the Collateral as set forth in Section 9.02 of the Credit Agreement.

Section 7.4	Securities Act, Etc.

(a)	Each Grantor understands that compliance with United States federal securities laws, including but not limited to the Securities Act, might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion exercised in good faith, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under United States federal securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 7.4 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices might exceed substantially the price at which the Collateral Agent sells.

(b)	If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.1, and if in the reasonable opinion of the Collateral Agent it is necessary or advisable to have the sale of the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use commercially reasonable efforts (i) to cause the issuer thereof to execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register the sale of Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) to cause the registration statement relating thereto to become effective and to remain effective for a period of six months from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold and (iii) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use commercially reasonable efforts to cause such issuer to comply with the provisions of the applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect of any and all jurisdictions which the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(c)	Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant hereto valid and binding and in compliance with any and all other applicable laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

SECTION 8

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantors or otherwise.

SECTION 9

MISCELLANEOUS

Section 9.1	Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.01 of the Credit Agreement.

Section 9.2	Security Interest Absolute

All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on collateral other than the Collateral, or any release or amendment or waiver of or consent under or departure from any Collateral Document or guarantee securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantors in respect of the Secured Obligations or this Agreement (other than the indefeasible payment in full in cash of the Secured Obligations).

Section 9.3	Survival of Agreement

All covenants, agreements, representations and warranties made by the Grantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall survive the execution and delivery hereof and be considered to have been relied upon by the Secured Parties and shall survive the making by the Secured Parties of any Credit Extension, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

Section 9.4	Binding Effect

This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Grantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest in the Collateral (and any such assignment or transfer shall be null and void) except as expressly contemplated by this Agreement or the Credit Agreement.

Section 9.5	Successors and Permitted Assigns

This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of each of the parties hereto and each of the Secured Parties and their respective successors and permitted assigns, and nothing herein, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns and, to the extent expressly contemplated hereby or the Credit Agreement, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any Collateral. All references to any Grantor will include any Grantor as debtor-in-possession and any receiver or trustee for such Grantor in any insolvency, bankruptcy or similar proceeding.

Section 9.6	Collateral Agent’s Fees and Expenses; Indemnification

This Agreement incorporates herein the indemnity and reimbursement provisions set forth in the Credit Agreement as if such provisions were set forth herein, mutatis mutandis.

Section 9.7	Applicable Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER

HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 9.8	Waivers; Amendment

(a)	No failure or delay on the part of the Collateral Agent to exercise any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such a power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Secured Hedge Agreements or Secured Treasury Services Agreements. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by the Grantors therefrom shall in any event be effective unless the same shall be permitted by paragraphs (b) or (c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b)	Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantors, subject to any consent required in accordance with the Credit Agreement.

(c)	Notwithstanding the foregoing, the Collateral Agent may, with the consent of the Grantors and without the consent of any Lender, Secured Party or other person, amend, modify or supplement this Agreement in writing to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.

Section 9.9	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10	Severability

In case any provision in or obligation under this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

Section 9.11	Counterparts; Effectiveness

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

Section 9.12	Section Headings

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 9.13	Consent to Jurisdiction and Service of Process

(a)	THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)	THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)	EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.14	Termination, Release

(a)	This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Article 10 of the Credit Agreement.

(b)	A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary or a Restricted Subsidiary of the Borrower.

(c)	Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or this Agreement, the Security Interest in such Collateral shall be automatically released.

(d)	In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent, written request for release describing the item of Collateral and the consideration to be received in the sale, transfer, or other disposition and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Collateral Agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ETSY, INC., as Grantor

By:	/s/ Chad Dickerson
Name: Chad Dickerson
Title: President and Chief Executive Officer

JARVIS LABS, INC., as Grantor

By:	/s/ Chad Dickerson
Name: Chad Dickerson
Title: President and Chief Executive Officer

Signature Page – Pledge and Security Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:	/s/ Jonathan Rauen
Name: Jonathan Rauen
Title: Vice President

Signature Page – Pledge and Security Agreement

EXHIBIT A

TO

PLEDGE AND SECURITY AGREEMENT

FORM OF

CONTROL ACCOUNT AGREEMENT

                 ,

[Date]

[Name and Address

of Approved Securities

Intermediary]

Ladies and Gentlemen:

Reference is made to account no. [                    ] in the name [                    ] maintained with you (the “Approved Securities Intermediary”) by [                    ] (the “Grantor”) into which Assets (as defined below) are received from time to time (such account, the “Account”). The Grantor has entered into a Pledge and Security Agreement, dated May 16, 2014 (such agreement as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), the Additional Grantors (as defined therein) and Morgan Stanley Senior Funding, Inc., as collateral agent for the Secured Parties (as defined therein) (herein in such capacity, the “Collateral Agent”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

In connection therewith, the Grantor hereby instructs you (the “Approved Securities Intermediary”) to:

1.	maintain the Account as a “securities account” (as defined in the UCC);

2.	hold in the Account the assets, including all financial assets, securities, security entitlements and all other property and rights now or hereafter received in such Account (collectively the “Assets”), including without limitation those assets listed in Exhibit A attached hereto and made a part hereof;

3.	provide to the Collateral Agent, with a duplicate copy to the Grantor, a monthly statement of Assets and a confirmation statement of each transaction effected in the Account after such transaction is effected; and

4.	honor only the instructions or entitlement orders in regard to or in connection with the Account or other Assets given by the Collateral Agent (as defined below), without the consent of the Grantor or any other person or entity, except that until such time as the Collateral Agent gives a written notice to the Approved Securities Intermediary in the form of Exhibit B hereto (a “Notice of Exclusive Control”) and after written revocation of such Notice of Exclusive Control by the Collateral Agent (on which notice the Approved Securities Intermediary may rely exclusively), the Grantor acting through an Authorized Officer may (a) exercise any voting rights that it may have with respect to any of the Assets, (b) give instructions or entitlement orders to enter into purchase or sale transactions in the Account and (c) withdraw and receive for its own use all regularly scheduled ordinary dividends paid with respect to the Accounts or any other Assets (“Permitted Withdrawals”).

By its signature below, the Approved Securities Intermediary agrees to comply with the entitlement orders and instructions of the Collateral Agent (including without limitation any instructions with respect to sales, trades, transfers and withdrawals of cash or other of the Assets) without the consent of the Grantor or any other person (it being understood and agreed by the Grantor that the Approved Securities Intermediary shall have no duty or obligation whatsoever of any kind or character to have knowledge of the terms of the Pledge and Security Agreement or to determine whether or not an Event of Default (as defined therein) has occurred). The Grantor hereby agrees to indemnify and hold harmless the Approved Securities Intermediary, its affiliates, officers and employees from and against any and all claims, causes of action, liabilities, lawsuits, demands and/or damages, including any and all court costs and attorney’s fees, that may result by reason of the Approved Securities Intermediary complying with such instructions of the Collateral Agent. In the event that the Approved Securities Intermediary is sued or becomes involved in litigation as a result of complying with the above stated written instructions, the Grantor and the Collateral Agent agree that the Approved Securities Intermediary shall be entitled to charge all out-of-pocket costs and fees it incurs in connection with such litigation to the Assets in the Account and withdraw such sums as the costs and charges accrue.

The Authorized Officer of the Collateral Agent who shall give oral instructions hereunder shall confirm the same in writing to the Approved Securities Intermediary within five days after such oral instructions are given. The Approved Securities Intermediary shall have no liability for its failure to comply with any entitlement orders or instructions received from a person other than an Authorized Officer of the Grantor or an Authorized Officer of the Collateral Agent, as applicable.

For the purpose of this Agreement, the term “Authorized Officer of the Grantor” shall refer in the singular to                      or                     (each of whom is, on the date hereof, an officer or director of the Grantor) and “Authorized Officer of the Collateral Agent” shall refer in the singular to any person who is a vice president or managing director of the Collateral Agent. In the event that the Grantor or the Collateral Agent, as applicable, shall find it advisable to designate a replacement of any of its Authorized Officers, written notice of any such replacement shall be given to each other party hereto, and the term “Authorized Officer of the Grantor” or “Authorized Officer of the Collateral Agent”, as applicable, shall be deemed to be amended as set forth in such notice automatically upon receipt of such notice by each other party hereto.

Except with respect to the obligations and duties as set forth herein, this Agreement shall not impose or create any obligations or duties upon the Approved Securities Intermediary greater than or in addition to the customary and usual obligations and duties of the Approved Securities Intermediary to the Grantor.

As long as the Assets are pledged to the Collateral Agent: (i) the Approved Securities Intermediary will not apply the Assets to cover margin debits or calls in any other accounts of the Grantor and (ii) the Approved Securities Intermediary agrees that, except for liens resulting from customary commissions, fees, or charges based upon settling transactions in the Account, it subordinates in favor of the Collateral Agent any security interest, lien or right of setoff the Approved Securities Intermediary may have. The Approved Securities Intermediary acknowledges that it has not received notice of any other security interest in the Account or the Assets. In the event any such notice is received, the Approved Securities Intermediary will promptly notify the Collateral Agent. The Grantor herein represents that the Assets are free and clear of any lien or encumbrances and agrees that, with the exception of the security interest granted to the Collateral Agent, no lien or encumbrance will be placed by it on the Assets without the express written consent of both the Collateral Agent and the Approved Securities Intermediary.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic notice, when received, addressed as follows in the case of the Grantor and the Collateral Agent or to such other address as may be hereafter notified by the respective parties hereto:

The Grantor:	[Address]
Attention:
Telecopy:
Telephone:

with a copy to:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

The Collateral Agent:	Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, New York 10036
Attention: Agency Team

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and it and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles thereof that would result in the application of any law other than the law of the State of New York, and the Approved Securities Intermediary’s jurisdiction for the purposes of Section 8-110 of the UCC shall be the State of New York.

The Approved Securities Intermediary will treat all property at any time credited by the Approved Securities Intermediary to the Account as financial assets within the meaning of the UCC. The Approved Securities Intermediary acknowledges that this Agreement constitutes written notification to the Approved Securities Intermediary, pursuant to the UCC and any applicable federal regulations for the Federal Reserve Book Entry System, of the Collateral Agent’s security interest in the Assets. The Grantor, the Collateral Agent and Approved Securities Intermediary are entering into this Agreement to provide for the Collateral Agent’s control of the Assets and to confirm the first and exclusive priority of the Collateral Agent’s security interest in the Assets. The Approved Securities Intermediary agrees to promptly make and thereafter maintain all necessary entries or notations in its books and records to reflect the Collateral Agent’s security interest in the Assets.

If any term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision were omitted. This Agreement may not be altered or amended in any manner without the express written consent of the Grantor, the Collateral Agent and the Approved Securities Intermediary. This Agreement may be executed in any number of counterparts, all of which shall constitute one original agreement.

This Agreement may be terminated by the Approved Securities Intermediary upon 30 days’ prior written notice to the Grantor and the Collateral Agent. The Collateral Agent may terminate this Agreement upon 3 days’ prior written notice to the Approved Security Intermediary and the Grantor.

The Grantor acknowledges that this Agreement supplements any existing agreements of the Grantor with the Approved Securities Intermediary and, except as expressly provided herein, is in no way intended to abridge any rights that the Approved Securities Intermediary might otherwise have.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy (or other electronic transmission) shall be effective as delivery of a manually executed counterpart.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be executed by their respective duly authorized officers all as of the date first above written.

[GRANTOR]

By
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

ACCEPTED AND AGREED:

[APPROVED SECURITIES INTERMEDIARY]

By
Name:
Title:

Exhibit A to Control Account Agreement

Assets

Exhibit B

To Control Account Agreement

Form of Notice of Exclusive Control

[Approved Securities Intermediary]

[Address]

Re:	Account No. (the “Account”)

Ladies and Gentlemen:

Reference is made to the Account and that certain Control Account Agreement, dated             , 20[    ] (the “Control Account Agreement”) among you, Morgan Stanley Senior Funding, Inc., as collateral agent (the “Collateral Agent”), and [name of Grantor]. Capitalized terms used herein shall have the meanings given to them in the Control Account Agreement.

The Collateral Agent hereby notifies you that an Event of Default has occurred and is continuing under the Pledge and Security Agreement, and that, from and after the date of this notice and until you receive a written revocation of this notice from the Collateral Agent, you are hereby directed to not allow the Grantor to give instructions or entitlement orders in respect of the Account and to accept instructions and entitlement orders only from the Collateral Agent in respect of the Account.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC. as Collateral Agent

By
Name:
Title:

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

FORM OF

DEPOSIT ACCOUNT CONTROL AGREEMENT

                 ,

[Date]

[Deposit Account Bank]

[Address]

Ladies and Gentlemen:

Reference is made to account no. [            ] in the name [                    ] maintained with you (the “Bank”) (such account, the “Account”) by [                    ] (the “Company”) into which funds are deposited from time to time. The Company has entered into a Pledge and Security Agreement, dated May 16, 2014 (such agreement as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), together with the Additional Grantors (as defined therein) and Morgan Stanley Senior Funding, Inc., as collateral agent for the Secured Parties (as defined therein) (herein in such capacity, the “Collateral Agent”).

Pursuant to the Pledge and Security Agreement and related documents, the Company has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in certain property of the Company, including, among other things, accounts, inventory, equipment, deposit accounts, instruments, general intangibles and all proceeds thereof.

The Company hereby transfers to the Collateral Agent control of the Account and all funds and other property on deposit therein. By your execution of this letter agreement, you (a) agree that you shall comply with instructions originated by the Collateral Agent directing disposition of the funds and other property on deposit in the Account without further consent of the Company or any other person or entity and (b) acknowledge that the Collateral Agent now has control of the Account, that the Account is being maintained by you for the benefit of the Collateral Agent and that all amounts and other property therein are held by you as custodian for the Collateral Agent.

Except as provided in clause (d) below, the Bank will not exercise, and the Account and all funds and other property on deposit therein shall not be subject to, any security interest, deduction, right of set-off, banker’s lien, counterclaim, defense, recoupment or any other right, and the Bank hereby subordinates to the Collateral Agent any such security interest, lien or right which it may have against the Account or any funds and other property on deposit therein. By your execution of this letter agreement you also acknowledge that, as of the date hereof, you have received no notice of any other pledge or assignment of the Account and have not executed any agreements with third parties covering the disposition of funds in the Account.

You agree with the Collateral Agent as follows:

The Account is in the name of “[IDENTIFY EXACT TITLE OF ACCOUNT]” and you will not change the name or the account number on the Account without the prior written consent of the Collateral Agent and the Company. You are a “bank” as defined in Section 9-102(a)(8) of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”).

(a)	Notwithstanding anything to the contrary or any other agreement relating to the Account, the Account is and shall be maintained for the benefit of the Collateral Agent. At the request of the Collateral Agent, you will promptly send copies of all statements, confirmations and other correspondence concerning the Account to the Collateral Agent at the following address:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Attention: Agency Team

(b)	Prior to the delivery to you of a written notice from the Collateral Agent in the form of Exhibit A hereto (a “Notice of Exclusive Control”), you are authorized to accept instructions, withdrawals and transfers from the Company.

(c)	From and after the delivery to you of a Notice of Exclusive Control and until delivery to you of a written revocation thereof from the Collateral Agent, you will not allow the Company to withdraw funds from the Account and will not comply with any direction, instructions or entitlement orders or instructions from the Company with respect to the Account, and you are authorized to accept directions, instructions, entitlement orders, withdrawals and transfers only from the Collateral Agent.

(d)	All customary service charges and fees with respect to the Account shall be debited to the Account. In the event insufficient funds remain in the Account to cover such customary service charges and fees, the Company shall pay and indemnify you for the amounts of such customary service charges and fees.

This letter agreement shall be binding upon and shall inure to the benefit of you, the Company, the Collateral Agent, the Secured Parties and the respective successors, transferees and assigns of any of the foregoing. This letter agreement may not be modified except upon the mutual written consent of the Collateral Agent, the Company and you. You may terminate the letter agreement only upon 30 days’ prior written notice to the Company and the Collateral Agent. The Collateral Agent may terminate this letter agreement upon 3 days’ prior written notice to you and the Company.

This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by telecopier (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this letter agreement.

This letter agreement supersedes all prior agreements, oral or written, with respect to the subject matter hereof and may not be amended, modified or supplemented except by a writing signed by the Collateral Agent, the Company and you.

This letter agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York without regard to conflict of law principles thereof that would result in the application of any law other than the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be your jurisdiction within the meaning of Section 9-304 of the UCC and the Account shall be governed by the laws of the State of New York.

Upon acceptance of this letter agreement it shall be the valid and binding obligation of the Company, the Collateral Agent and you, in accordance with its terms.

Very truly yours,

[NAME OF GRANTOR]

By
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.
as Collateral Agent

By
Name:
Title:

Acknowledged and Agreed:

[DEPOSIT ACCOUNT BANK]

By
Name:
Title:

Exhibit A

To Deposit Account Control Agreement

Form of Notice of Exclusive Control

[Deposit Account Bank]

[Address]

Re:	Account No. (the “Account”)

Ladies and Gentlemen:

Reference is made to the Account and that certain Deposit Account Control Agreement, dated             , 20[    ] (the “Deposit Account Control Agreement”) among you, MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent (the “Collateral Agent”) and [                    ]. Capitalized terms used herein shall have the meanings given to them in the Deposit Account Control Agreement.

The Collateral Agent hereby notifies you that an Event of Default has occurred under the Pledge and Security Agreement, and that, from and after the date of this notice and until you receive a written revocation of this notice from the Collateral Agent, you are hereby directed not to allow the Company to withdraw funds from the Account and to not comply with any direction, instructions or entitlement orders or instructions from the Company with respect to the Account, and to accept directions, instructions, entitlement orders, withdrawals and transfers only from the Collateral Agent to such other account as the Collateral Agent may from time to time designate in writing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Collateral Agent

By
Name:
Title:

EXHIBIT C

TO THE PLEDGE AND SECURITY AGREEMENT

FORM OF SECURITY SUPPLEMENT

This SECURITY SUPPLEMENT, dated as of [            ], 20[    ], is delivered pursuant to the Pledge and Security Agreement, dated as of May 16, 2014 (as it may from time to time be amended and/or restated, modified or supplemented, the “Security Agreement”), among ETSY, INC. and the Additional Grantors, as defined therein (each of the foregoing, individually, a “Grantor” and collectively, the “Grantors”) and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties as defined therein (in such capacity, the “Collateral Agent”). Capitalized terms used herein but not defined herein are used with the meanings given them in the Security Agreement.

Each Grantor confirms that it pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as set forth in and subject to the terms and conditions of the Security Agreement, a continuing security interest in and Lien on all of its right, title and interest in, to and under the Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations.

Each Grantor represents and warrants as of the date hereof that the attached supplements to the Perfection Certificate accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such supplements to the Perfection Certificate shall constitute part of the Perfection Certificate to the Security Agreement.

IN WITNESS WHEREOF, each Grantor has caused this Security Supplement to be duly executed and delivered by its duly authorized officer as of [            , 20[    ]].

[GRANTOR],

By:
Name:
Title:

[ADDITIONAL GRANTORS]

C-1

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [            ], 20[    ], is delivered pursuant to Section 5.2 of the Pledge and Security Agreement, dated as of May 16, 2014 (as it may from time to time be amended and/or restated, modified or supplemented, the “Pledge and Security Agreement”) among ETSY, INC., the Additional Grantors as defined therein and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties as defined therein (herein in such capacity, the “Collateral Agent”). Capitalized terms used herein but not defined herein are used with the meanings given them in the Pledge and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 5.2 of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, hereby:

(a) pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under the Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations;

(b) expressly assumes all obligations and liabilities of a Grantor under the Pledge and Security Agreement; and

(c) hereby authorizes the Collateral Agent, at the expense of the Grantor, to file a Record or Records, including financing statements, continuation statements and, in each case, amendments thereto, in all United States jurisdictions and with all filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect (or release) the Security Interest granted to the Collateral Agent herein, without the signature of such Grantor, which Records, in any event, shall include the financing statement attached hereto as Exhibit A. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” or words of similar import; provided that at the request of any applicable Grantor, the Collateral Agent shall promptly file an amendment statement with respect to any such Record to exclude any property that is released from, or otherwise ceases to be included in, the Collateral pursuant to the provisions of this Agreement or any other Loan Document.

The information set forth in Exhibit B hereto is hereby added to the information set forth in the Perfection Certificate to the Pledge and Security Agreement.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 3 (Representations and Warranties) of the Pledge and Security Agreement applicable to it is true and correct (subject to all materiality qualifiers contained therein) as if made on and as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct (subject to all materiality qualifiers contained therein) as of such earlier date).

This Joinder Agreement and the rights and obligations of the parties hereto (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the state of New York. The terms and provisions of Section 9.13 of the Pledge and Security Agreement are incorporated by reference herein with respect hereto as if fully set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By
Name:
Title:

ACKNOWLEDGED AND AGREED as of the date first above written:

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

Exhibit A To Joinder Agreement

Financing Statements

Exhibit B to Joinder Agreement

Security Supplement

EXHIBIT E

TO THE PLEDGE AND SECURITY AGREEMENT

FINANCING STATEMENTS

E-1

EXHIBIT F-1

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of             , 20     (as amended and/or restated, supplemented or otherwise modified from time to time, this “Agreement”), among [                    ], [                    ], each Additional Grantor listed on the signature pages hereto, (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (as defined in the Pledge and Security Agreement referred to below) (herein in such capacity, the “Collateral Agent”).

RECITALS

(A)	ETSY, INC. (the “Borrower”), the GUARANTORS party thereto, the LENDERS from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, have entered into a Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as amended and/or restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(B)	The Grantors are party to a Pledge and Security Agreement, dated as of May 16, 2014, in favor of the Collateral Agent (as amended and/or restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(C)	Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Collateral Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(D)	In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

F-1-1

SECTION 1	Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement or provided by reference in the Credit Agreement.

SECTION 2	Grant of Security Interest in Patent Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Patent Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

“Patent Collateral” means each Grantor’s right, title and interest in, to and under:

(a) all Patents owned by such Grantor, including those referred to on Schedule I hereto;

(b) all continuations and all rights to obtain any reissues or extensions of the foregoing; and

(c) to the extent not already included in the foregoing, all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future infringement, misappropriation, or other violation of any Patent owned by such Grantor or Patent licensed to such Grantor under any Patent License.

SECTION 3	Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Patent if the grant of such Security Interest shall constitute or result in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest therein.

F-1-2

SECTION 4	Pledge and Security Agreement

This Agreement has been executed and delivered by the Borrower for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and is expressly subject to the terms and conditions thereof, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall govern.

SECTION 5	Termination, Release

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Section 9.14 of the Pledge and Security Agreement.

(b) A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or the Pledge and Security Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent, written request for release describing the item of Collateral and the consideration to be received in the sale, transfer, or other disposition and any expenses in

F-1-3

connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 5 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6	Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.13 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN.

[Signature Page Follows]

F-1-4

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be duly executed and delivered by its duly authorized offer as of the date first set forth above.

[ ]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

ACCEPTED AND AGREED: MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

F-1-5

SCHEDULE I

PATENT REGISTRATIONS

(A)	PATENTS

Patent No.

(B)	PATENT APPLICATIONS

Patent No.

F-1-6

EXHIBIT F-2

TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of             , 20     (as amended and/or restated, supplemented or otherwise modified from time to time, this “Agreement”), among [                    ], [                    ], each Additional Grantor listed on the signature pages hereto, (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (as defined in the Pledge and Security Agreement referred to below) (herein in such capacity, the “Collateral Agent”).

RECITALS

(A)	ETSY, INC. (the “Borrower”), the GUARANTORS party thereto, the LENDERS from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, have entered into a Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as amended and/or restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(B)	The Grantors are party to a Pledge and Security Agreement, dated as of May 16, 2014, in favor of the Collateral Agent (as amended and/or restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(C)	Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Collateral Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth in and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(D)	In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

F-2-1

SECTION 1	Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement or provided by reference in the Credit Agreement.

SECTION 2	Grant of Security Interest in Trademark Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Trademark Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

“Trademark Collateral” means each Grantor’s right, title and interest in, to and under:

(a) all Trademarks owned by such Grantor, including those referred to on Schedule I hereto;

(b) all goodwill of the business connected with the use of, and symbolized by, each such Trademark;

(c) the right to obtain renewals of any of the foregoing; and

(d) to the extent not already included in the foregoing, all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future (i) infringement, misappropriation, dilution or other violation of any Trademark owned by such Grantor or Trademark licensed to such Grantor under any Trademark License or (ii) injury to the goodwill associated with any Trademark.

SECTION 3	Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall (i) the Trademark Collateral include and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Trademark if the grant of such Security Interest shall constitute or result in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest

F-2-2

therein, or (ii) the security interest granted under Section 2 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 4	Pledge and Security Agreement

This Agreement has been executed and delivered by the Borrower for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and is expressly subject to the terms and conditions thereof, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall govern.

SECTION 5	Termination, Release

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Section 9.14 of the Pledge and Security Agreement.

(b) A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of any Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or the Pledge and Security Agreement, the Security Interest in such Collateral shall be automatically released.

F-2-3

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent, written request for release describing the item of Collateral and the consideration to be received in the sale, transfer, or other disposition and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 5 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6	Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.13 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN.

[Signature Page Follows]

F-2-4

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be duly executed and delivered by its duly authorized offer as of the date first set forth above.

[ ]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

F-2-5

SCHEDULE I

TRADEMARK REGISTRATIONS

(A)	REGISTERED TRADEMARKS

Trademark	Reg. No.	Date

(B)	TRADEMARK APPLICATIONS

Trademark	App. No.	Date

F-2-6

EXHIBIT F-3

TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of             , 20     (as amended and/or restated, supplemented or otherwise modified from time to time, this “Agreement”), among [                    ], [                    ], each Additional Grantor listed on the signature pages hereto, (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (as defined in the Pledge and Security Agreement referred to below) (herein in such capacity, the “Collateral Agent”).

RECITALS

(A)	ETSY, INC. (the “Borrower”), the GUARANTORS party thereto, the LENDERS from time to time party thereto, and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, have entered into a Revolving Credit and Guaranty Agreement, dated as of May 16, 2014 (as amended and/or restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(B)	The Grantors are party to a Pledge and Security Agreement, dated as of May 16, 2014, in favor of the Collateral Agent (as amended and/or restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(C)	Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Collateral Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing interest in and Lien on certain Collateral (as defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as set forth in and defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(D)	In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

F-3-1

SECTION 1	Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement or provided by reference in the Credit Agreement.

SECTION 2	Grant of Security Interest in Copyright Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its relevant right, title and interest in, to and under all Copyright Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

“Copyright Collateral” means each Grantor’s right, title and interest in, to and under:

(a) all Copyrights owned by such Grantor, including those referred to on Schedule I hereto;

(b) the right to obtain all extensions and renewals of the foregoing; and

(c) to the extent not already included in the foregoing, all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future infringement, misappropriation, or other violation of any Copyright owned by such Grantor or Copyright licensed to such Grantor under any Copyright License.

SECTION 3	Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the Copyright Collateral include and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Copyright if the grant of such Security Interest shall constitute or result in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest therein.

F-3-2

SECTION 4	Pledge and Security Agreement

This Agreement has been executed and delivered by the Borrower for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and is expressly subject to the terms and conditions thereof, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall govern.

SECTION 5	Termination, Release

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Section 9.14 of the Pledge and Security Agreement.

(b) A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of any Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or the Pledge and Security Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent, written request for release describing the item of Collateral and the consideration to be received in the sale, transfer, or other disposition and any expenses in

F-3-3

connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 5 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6	Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.13 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN.

[Signature Page Follows]

F-3-4

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be duly executed and delivered by its duly authorized offer as of the date first set forth above.

[ ]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

F-3-5

SCHEDULE I

COPYRIGHT REGISTRATIONS

(A)	REGISTERED COPYRIGHTS

Title	Copyright Reg. No.	Date

(B)	COPYRIGHT APPLICATIONS

Title	Date

(C)	EXCLUSIVE INBOUND U.S. COPYRIGHT LICENSES

Title	Date

F-3-6

EXHIBIT G

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PERFECTION CERTIFICATE

May [    ], 2014

In connection with the execution of that certain Pledge and Security Agreement, dated as of May 16, 2014 (the “Security Agreement”) by and among ETSY, INC. and certain of its subsidiaries (collectively, the “Grantors” and each individually a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent (in such capacity, the “Collateral Agent”), the Grantors hereby certifies as follows:

Section 1. Legal Names, Organizations and Jurisdictions of Organization. The exact legal name, the type of organization and the jurisdiction of organization or formation, as applicable, of each Grantor are as follows:

Grantor	Type of Organization	Jurisdiction of Organization/ Formation

Section 2. Organizational and Federal Taxpayer Identification Numbers. The state issued organizational identification number and federal taxpayer identification number of each Grantor are as follows:

Grantor	Organizational Identification Number	Federal Taxpayer Identification Number

Section 3. Chief Executive Offices and Mailing Addresses. The chief executive office address and mailing address, including, in each case, street address, city, county and state, of each Grantor are as follows:

Grantor	Chief Executive Office	Mailing Address

Section 4. Changes in Name, Jurisdiction of Organization, Chief Executive Office, “Location” Under Section 9-307 of the UCC, Identity or Organizational Structure. Except as set forth below, no Grantor has changed its legal name, jurisdiction of organization or its corporate structure in any way (e.g., merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five years:

Grantor	Date of Change	Description of Change

Section 5. Prior Addresses. Except as set forth below, no Grantor has changed its chief executive office within the past five years:

Grantor	Prior Address of Chief Executive Office

Section 6. Trade Names. Set forth below is each trade name or assumed name used by any Grantor during the past five years or by which any Grantor has been known or has transacted any business during the past five years:

Grantor	Prior Trade Name

Section 7. Acquisitions of Equity Interests or Assets. Except as set forth below, no Grantor has acquired any equity interests of another entity or substantially all the assets of another entity within the past five years:

Grantor	Date of Acquisition	Description of Acquisition

Section 8. Tangible Personal Property. Set forth below are all the locations where any Grantor currently maintains or has maintained within the past five years any of its tangible personal property (including goods, inventory and equipment), other than property in the possession of a third party (e.g., warehouseman or other bailee):

Grantor	Address (including County)

Section 9. Third Parties Holding Collateral. Except as set forth below, no persons other than the Grantors have possession of any assets of any Grantor:

Grantor	Name of Third Party	Address (including County)	Description of Assets and Value

Section 10. Intellectual Property. Set forth below is a list of all registrations and applications for Copyrights, Trademarks, Patents (each as defined in the Security Agreement) issued or registered by, or applied-for with, an Intellectual Property Registry (as defined in the Security Agreement) and in each case, owned by any Grantor, and all Exclusive Copyright Licenses:

(a) Copyrights:

(b) Trademarks:

(c) Patents:

(d) Exclusive Copyright Licenses:

Section 11. Securities. Set forth below is a list of all equity interests owned by each Grantor, together with the type of organization that issued such equity interests (e.g., corporation, limited liability company, partnership or trust):

Grantor	Issuer and Type of Organization	# of Shares/Equity Interests Owned	Total Shares/Equity Interests Outstanding	% of Interest Held by Borrower	% of Interest Pledged	Certificate No. (if any)

Section 12. Instruments. Set forth below is a list of all instruments that evidence amounts owed to any Grantor:

Grantor	Amount	Type of Account	Date of Instrument	Date of Maturity

Section 13. Commercial Tort Claims. The following is a list of each commercial tort claim held by each Grantor:

Section 14. Real Estate Related Collateral / Fixtures. Set forth below are all the locations where any Grantor owns or leases any real property (including fixtures):

Section 15. Deposit Accounts, Securities Accounts and Commodity Accounts. Set forth below is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Grantor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

Section 16. Authorization to File Financing Statements. Each Grantor, to the extent permitted by applicable law, hereby authorizes Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect the security interest granted or to be granted to Collateral Agent for the benefit of the Lenders. Such financing statements may describe the collateral in the same manner as described in Section 2.1 of the Security Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Grantor has caused this Perfection Certificate to be executed as of the date first written above by its officer thereunto duly authorized.

ETSY, INC.

By:
Name:
Title:

JARVIS LABS, INC.

By:
Name:
Title:

EXHIBIT L

EXHIBIT L

Fax: 212-507-5010

Phone: 443-627-4555

Application and Agreement for Irrevocable Standby Letter of Credit

NOTE: Please type applications to ensure legibility and accuracy. Handwritten applications will not be accepted.

We reserve the right to return applications for clarification.

Date: mm/dd/yyyy

The undersigned applicant (“Applicant”) hereby requests Morgan Stanly Bank, N.A., Morgan Stanley Senior Funding, Inc., and/or their affiliates or subsidiaries (“Bank”) to issue an irrevocable standby letter of credit (together with any replacements, extensions or modifications, the “Credit”) pursuant to this Application and Agreement for Irrevocable Standby Letter of Credit (this “Application and Agreement”). Applicant agrees that the Credit shall be subject to the terms and provisions of this Application and Agreement.

Applicant/Borrower (Full Name & Address):	As an Accommodation for (if another Party other than Applicant/Borrower) (Full Name & Address):

Contact Name: Telephone: Fax: Email Address:	Contact Name: Telephone: Fax: Email Address: Is this party related to Applicant? Y ☐ or N ☐ If yes, what is the relationship: If no, why is Applicant applying for a Credit for a non-related party:

Beneficiary (Full Name & Address):	Amount of Credit (in Numbers):

Contact Name: Telephone: Fax: Email Address:	If not in U.S. Dollars, indicate Currency: Expiration Date (Cannot Exceed 1 Year): mm/dd/yyyy

Brief Explanation of Underlying Transaction (including Name and Date of Agreement governing Underlying Transaction):

Y ☐ or N ☐	Expiry date to be automatically extendable (“evergreen”) every 1 year , with days notification for non-extension (i.e., 60 days), with a final expiration date of mm/dd/yyyy. After issuance of the Credit, if Applicant desires that Bank give a notice of non-extension under the Credit to Applicant, Applicant should so notify the Bank in writing more than 5 business days in advance of the last day on which a timely notice of non-extension may be given to beneficiary. Whether or not requested to do so by Applicant, Bank shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If Bank gives such notice or takes such action at Applicant’s request, then Applicant shall obtain beneficiary’s acknowledgement thereof and, in the case of Credit termination, return of the original Credit.

Y ☐ or N ☐	Allow for partial draws on this Credit.

Y ☐ or N ☐	Allow this Credit to be transferrable.

Credit to be available for payment against beneficiary’s draft(s) drawn at sight on Bank, accompanied by a signed statement of the beneficiary worded as follows (state wording that is to appear in the statement accompanying the beneficiary’s draft or state “None” if beneficiary’s draft drawn at sight is the only item required for payment):

THE APPLICANT AGREES WITH AND FOR THE BENEFIT OF BANK AS FOLLOWS:

1.	Application and Agreement. Applicant affirms that it has fully read and agrees to this Application and Agreement. In consideration of Bank’s issuance of the Credit, Applicant agrees to be bound by the agreements set forth in this Application and Agreement and the terms and conditions of any credit agreement, reimbursement agreement or other agreement between Bank and Applicant with respect to the issuance of letters of credit and the reimbursement of amounts drawn thereunder.

2.	Issuance of Credit. Subject to the terms and conditions of this Application and Agreement, Bank may, in its sole and complete discretion, issue the Credit for the account of the Applicant; provided that, the terms and provisions of the Credit and this Application and Agreement therefor shall be satisfactory to Bank in its discretion. Applicant understands and agrees that the Credit will be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, Publication 600 or any subsequent version currently in effect and in use by Bank (“UCP”) or to the International Standby Practices of the International Chamber of Commerce, Publication 590 or any subsequent version currently in effect and in use by Bank (“ISP98”), at Bank’s discretion and in any event, unless otherwise specified in the Credit, such Credit shall be subject to the laws of the State of New York without reference to the chosen jurisdiction’s provisions regarding conflicts of laws. In issuing the Credit, Bank is expressly authorized to make such changes from the terms set forth in this Application and Agreement as Bank, in its sole and complete discretion, may deem advisable. Applicant is responsible for approving the text of the Credit as submitted to and as issued by Bank and as received by the beneficiary. Bank’s recommendation or drafting of text or Bank’s use or non-use or refusal to use text submitted by Applicant shall not affect Applicant’s ultimate responsibility for the final text of the Credit. Applicant agrees that the Credit shall be conclusively presumed to be in proper form unless Applicant notifies Bank in writing of any inconsistency in the Credit within 3 business days of its submission and issuance.

3.	Applicant. The word “Applicant” in this Application and Agreement refers to each signer (other than the Bank) of this Application and Agreement. If this Application and Agreement is signed by more than one Applicant, their obligations under this Application and Agreement shall be joint and several and each Applicant hereby waives all suretyship defenses such Applicant may now or hereafter have with respect to any obligations under this Application and Agreement.

4.	Representations and Warranties. Applicant warrants that no transaction involved in connection with this Application and Agreement, if any, is in violation of U.S. Treasury Foreign Assets Control Regulations or any applicable law.

5.

Indemnification. Applicant will indemnify and hold Bank (including its officers, directors, employees and agents) harmless from and against (a) all loss or damage arising out of the issuance by Bank, or any other action taken by any such indemnified party in connection with the Credit including any loss or damage arising in whole or in part from the negligence of the party seeking indemnification, but excluding any loss or damage resulting from the gross negligence or willful misconduct of the party seeking indemnification, (b) all costs and expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel and legal expenses) of all claims or legal proceedings arising out of the issuance and all actions arising from or relating to issuance by Bank of the Credit or incident to the collection of amounts owed by Applicant hereunder or the enforcement of the rights of Bank hereunder, including, without limitation, legal proceedings related to any court order, injunction, or other process or decree restraining or seeking to restrain Bank from paying any amount under the Credit, and (c) all claims, losses, damages, suits, costs or expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel, and legal expenses) arising out of Applicant’s failure to timely procure licenses or comply with applicable laws, regulations or rules, or any other conduct or failure of Applicant relating to or affecting the Credit.

6.	Electronic Transmissions. Bank is authorized to accept and process this Application and Agreement, the Credit and any amendments, transfers, assignments of proceeds, consents, waivers and all documents relating to the Credit or the Application and Agreement which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission. Separate and independent from any other indemnity set forth in this Application and Agreement, Applicant will indemnify and hold Bank (including its officers, directors, employees and agents) harmless from and against any and all loss, liability, damage or expenses of whatever kind and nature arising from Bank’s acceptance and/or delivery of information by electronic transmission.

7.	Governing Law. This Application and Agreement will be governed by and interpreted in accordance with the laws of the State of New York. Applicant and the Bank agree, to the extent permitted under applicable law, to waive any right to a trial by jury in any action or proceeding with respect to any dispute or controversy under this Application and Agreement and any credit agreement, reimbursement agreement or other agreement between Bank and Applicant with respect to the issuance of letters of credit and the reimbursement of amounts drawn thereunder and hereby agree that such action or proceeding will be tried before a judge without a jury.

8.	Miscellaneous. This Application and Agreement shall be binding on Applicant’s heirs, executors, administrators, successors and permitted assigns, and shall inure to the benefit of Bank’s successors and assigns. Any provisions of this Application and Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Application and Agreement may be signed and delivered by facsimile transmission. This Application and Agreement contains the final, complete and exclusive understanding of, and supersedes all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between the parties relating to the subject matter and this Application and Agreement.

Applicant Name:

Signature of Authorized Signatory of Applicant: X

Name of Authorized Signatory (Please Print):	Telephone Number: ( ) -

Title of Authorized Signatory:	Email Address:

EXHIBIT M-1

EXHIBIT M-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of May 16, 2014 (the “Credit Agreement”), among Etsy, Inc. (the “Borrower”), the Guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

M-1-1

EXHIBIT M-2

EXHIBIT M-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of May 16, 2014 (the “Credit Agreement”), among Etsy, Inc. (the “Borrower”), the Guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

M-2-1

EXHIBIT M-3

EXHIBIT M-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of May 16, 2014 (the “Credit Agreement”), among Etsy, Inc. (the “Borrower”), the Guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

M-3-1

EXHIBIT M-4

EXHIBIT M-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of May 16, 2014 (the “Credit Agreement”), among Etsy, Inc. (the “Borrower”), the Guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

M-4-1